EXHIBIT 10.1
                                                                    ------------


                                                                  EXECUTION COPY





                        STOCK PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                             CCS ENTERPRISES, INC.,

                         THE SHAREHOLDERS LISTED HEREIN

                                       AND

                             INTERLINE BRANDS, INC.






                                  JULY 7, 2005






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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I DEFINITIONS; PURCHASE AND SALE.......................................1

   SECTION 1.1      DEFINITIONS................................................1
   SECTION 1.2      STOCK PURCHASE AND SALE....................................9
   SECTION 1.3      PURCHASE PRICE DETERMINATION..............................10
   SECTION 1.4      DELIVERY OF STOCK; PAYMENT................................11
   SECTION 1.5      CLOSING...................................................12
   SECTION 1.6      PAYMENT OF PURCHASE PRICE.................................12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................13

   SECTION 2.1      OWNERSHIP OF STOCK........................................13
   SECTION 2.2      RESTRICTIONS ON STOCK AND OPTIONS.........................13
   SECTION 2.3      AUTHORITY OF SELLERS......................................14
   SECTION 2.4      NO VIOLATION..............................................14
   SECTION 2.5      CONSENTS AND APPROVALS....................................14
   SECTION 2.6      BROKERS', FINDERS' FEES, ETC..............................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................15

   SECTION 3.1      CORPORATE ORGANIZATION; AUTHORIZATION.....................15
   SECTION 3.2      NO VIOLATION..............................................15
   SECTION 3.3      CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES........16
   SECTION 3.4      CAPITALIZATION............................................16
   SECTION 3.5      SUBSIDIARIES AND AFFILIATES...............................16
   SECTION 3.6      FINANCIAL STATEMENTS......................................17
   SECTION 3.7      ABSENCE OF CERTAIN CHANGES................................17
   SECTION 3.8      TITLE TO PROPERTIES; ENCUMBRANCES.........................18
   SECTION 3.9      PATENTS, TRADEMARKS, TRADE NAMES..........................19
   SECTION 3.10     MATERIAL CONTRACTS........................................19
   SECTION 3.11     LITIGATION; COMPLIANCE WITH LAWS..........................20
   SECTION 3.12     TAXES.....................................................21
   SECTION 3.13     BENEFIT PLANS.............................................22
   SECTION 3.14     LABOR DISAGREEMENTS.......................................24
   SECTION 3.15     ENVIRONMENTAL MATTERS.....................................24
   SECTION 3.16     BROKERS', FINDERS' FEES, ETC..............................25
   SECTION 3.17     AFFILIATE TRANSACTIONS....................................25
   SECTION 3.18     INSURANCE.................................................25
   SECTION 3.19     BANK ACCOUNTS.............................................26
   SECTION 3.20     ABSENCE OF UNDISCLOSED LIABILITIES........................26
   SECTION 3.21     CUSTOMERS.................................................26
   SECTION 3.22     SUPPLIERS.................................................26
   SECTION 3.23     PRODUCT WARRANTY..........................................26
   SECTION 3.24     ACCOUNTS RECEIVABLE.......................................27
   SECTION 3.25     INVENTORY.................................................27

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   SECTION 3.26     CONDITION OF ASSETS: SUFFICIENCY ASSETS...................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER........................28

   SECTION 4.1      CORPORATE ORGANIZATION....................................28
   SECTION 4.2      AUTHORIZATION.............................................28
   SECTION 4.3      NO VIOLATION..............................................28
   SECTION 4.4      CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES........28
   SECTION 4.5      SOPHISTICATED INVESTOR....................................29
   SECTION 4.6      PURCHASE OF STOCK.........................................29
   SECTION 4.7      BROKERS', FINDERS' FEES, ETC..............................29
   SECTION 4.8      LITIGATION................................................29
   SECTION 4.9      CAPITAL ADEQUACY..........................................29

ARTICLE V ADDITIONAL AGREEMENTS...............................................30

   SECTION 5.1      TAX MATTERS...............................................30
   SECTION 5.2      PAYMENTS OF INDEBTEDNESS..................................32
   SECTION 5.3      BOOKS AND RECORDS.........................................33
   SECTION 5.4      FURTHER ASSURANCES........................................33
   SECTION 5.5      CERTAIN UNDERSTANDINGS AND DISCLAIMERS....................33
   SECTION 5.6      PUBLICITY.................................................34

ARTICLE VI CLOSING DELIVERIES OF SELLERS......................................34


ARTICLE VII CLOSING DELIVERIES OF THE BUYER...................................35


ARTICLE VIII INDEMNIFICATION..................................................36

   SECTION 8.1      INDEMNIFICATION OF THE SELLERS............................36
   SECTION 8.2      INDEMNIFICATION OF THE BUYER..............................36
   SECTION 8.3      ADDITIONAL INDEMNITY PROVISIONS...........................37
   SECTION 8.4      DEFENSE OF THIRD PARTY CLAIMS AND EXTENSION OF
                    STATUTE OF LIMITATIONS....................................40
   SECTION 8.5      DISCLOSURE GENERALLY......................................41

ARTICLE IX MISCELLANEOUS PROVISIONS...........................................41

   SECTION 9.1      AMENDMENT AND MODIFICATION................................41
   SECTION 9.2      WAIVER OF COMPLIANCE......................................41
   SECTION 9.3      SURVIVAL OF REPRESENTATIONS AND WARRANTIES................41
   SECTION 9.4      NOTICES...................................................42
   SECTION 9.5      BINDING NATURE; ASSIGNMENT................................43
   SECTION 9.6      ENTIRE AGREEMENT..........................................43
   SECTION 9.7      EXPENSES..................................................43
   SECTION 9.8      SELLER REPRESENTATIVE.....................................44
   SECTION 9.9      GOVERNING LAW.............................................45
   SECTION 9.10     JURISDICTION..............................................45
   SECTION 9.11     SEVERABILITY..............................................45
   SECTION 9.12     INTERPRETATION............................................45
   SECTION 9.13     LEGAL REPRESENTATION......................................46
   SECTION 9.14     SPECIFIC PERFORMANCE......................................46
   SECTION 9.15     COUNTERPARTS..............................................46

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   SECTION 9.16     RELEASE BY SELLERS........................................46
   SECTION 9.17     RELEASE BY THE COMPANY....................................47






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                             SCHEDULES AND EXHIBITS

SCHEDULES                  DESCRIPTION
---------                  -----------

1.1A                       Capital Leases
1.1B                       Certain Agreements and Arrangements
1.3                        Seller Notes
2.1                        Ownership of Stock
2.4                        No Violation
3.1                        Corporate Organization
3.2                        No Violation
3.4                        Capitalization
3.5                        Subsidiaries and Affiliates
3.6                        Financial Statements
3.7                        Absence of Certain Changes
3.8A and 3.8B              Title to Properties; Encumbrances
3.9                        Patents, Trademarks, Trade Names
3.10                       Material Contracts
3.11                       Litigation; Compliance with Laws
3.12                       Taxes
3.13                       Benefit Plans
3.15                       Environmental Matters
3.17                       Affiliate Transactions
3.18                       Insurance
3.19                       Bank Accounts
3.21                       Major Customers
3.22                       Major Suppliers
3.23                       Product Warranty
3.24                       Accounts Receivable
5.2                        Payments of Indebtedness
6(l)                       Agreements to be Terminated
8.2                        Certain Indemnification Matters

EXHIBITS                   DESCRIPTION
--------                   -----------

EXHIBIT A                  SELLERS
EXHIBIT B                  FORM OF CLOSING CERTIFICATE
EXHIBIT C                  FORM OF ESCROW AGREEMENT
EXHIBIT D                  WORKING CAPITAL ACCOUNTS

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                        STOCK PURCHASE AND SALE AGREEMENT

         THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of July, 2005, by and among CCS Enterprises, Inc., a Delaware corporation (the "Company"), the shareholders of the Company listed on EXHIBIT A hereto (collectively, the "Sellers"; and each individually, a "Seller"), and Interline Brands, Inc., a New Jersey corporation (the "Buyer").

                                    RECITALS

         A. The Company and the Subsidiaries (as defined herein) are engaged on the date hereof in the business of the design, manufacturing, marketing and sale of maintenance, repair and operations supplies and equipment for the chimney and hearth industry (the "Business").

         B. The Sellers are the owners beneficially and of record of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Stock") and all of the issued and outstanding options to purchase shares of common stock, par value $.01 per share, of the Company (the "Options").

         C. On the terms and subject to the conditions contained herein, the Sellers desire to sell and the Buyer desires to purchase all of the Sellers' rights, title and interests in and to the Stock and the Options.

         NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is agreed as follows:

                                   ARTICLE I

                         DEFINITIONS; PURCHASE AND SALE

         Section 1.1       DEFINITIONS.


         The following terms when used in this Agreement have the meanings set forth below:

         (a) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

         (b) "Applicable Employer Payroll Tax Amount" means, with respect to any bonus or similar payments or any proceeds arising from the sale of the Options, an amount equal to the aggregate payroll Taxes payable with respect to such bonus or similar payment or sale proceeds imposed upon the Company or any Subsidiary, including all FICA and FUTA Taxes and any applicable state law unemployment or other payroll Taxes normally imposed on an employer


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making payments of compensation, but excluding all amounts of payroll Tax required to be withheld from the payment of compensation to an employee.

         (c)      "Arbitrator" has the meaning set forth in Section 1.3.

         (d) "Assumed Historic Acquisition Liabilities" means the amounts payable by Copperfield under Sections 2(a) and 2(b) of the Noncompetition and Earn Out Agreement, dated October 18, 2004, among Copperfield, California Comfort, Inc. and Guy Fasanaro.

         (e)      "Benefit Plans" has the meaning set forth in Section 3.13(a).

         (f)      "Business" shall have the meaning set forth in the Recitals.

         (g)      "Buyer Affiliates" has the meaning set forth in Section
8.3(a).

         (h) "California Comfort Bill of Sale" means the Agreement and Bill of Sale, dated October 18, 2004, between Copperfield and California Comfort, Inc.

         (i) "Cash Balance" means the sum of the consolidated cash and cash equivalents of the Company and the Subsidiaries as of the close of business on the first business day prior to the Closing Date, as determined in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries).

         (j) "Cash Balance Adjustment" means the Cash Balance, as finally determined pursuant to Section 1.3(b), reduced by the Estimated Cash Balance. If the Cash Balance exceeds the Estimated Cash Balance, then the Cash Balance Adjustment is a positive number equal to such excess. If the Estimated Cash Balance exceeds the Cash Balance, then the Cash Balance Adjustment is a negative number equal to such excess.

         (k) "CCS-HGI" means CCS-HGI Associates, L.P., a Delaware limited partnership.

         (l)      "Claim Notice" has the meaning set forth in Section 8.3(f).

         (m)      "Closing" has the meaning set forth in Section 1.5.

         (n) "Closing Adjustment" means the arithmetic sum (positive or negative) of the Working Capital Variance, the Indebtedness Adjustment, the Unpaid Company Transaction Expense Adjustment and the Cash Balance Adjustment.

         (o) "Closing Certificate" means the certificate delivered by a Vice President of Copperfield pursuant to Section 1.6(c).

         (p)      "Closing Date" has the meaning set forth in Section 1.5.

         (q)      "Closing Statements" has the meaning set forth in Section 1.3.

         (r)      "Code" means the Internal Revenue Code of 1986, as amended.

         (s)      "Company Accountants" has the meaning set forth in Section
1.3(b).

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         (t)      "Copperfield" means Copperfield Chimney Supply, Inc., an
Oklahoma corporation.

         (u) "Environmental Laws" shall mean all federal, state and foreign laws, rules, regulations or ordinances concerning pollution or protection of human health and the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances and occupational health and safety requirements.

         (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (w) "ERISA Affiliate" means any employer that is, or at the time for which any relevant statute of limitations remains open was, together with the Company, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code.

         (x)      "Escrow Agent" means LaSalle Bank National Association.

         (y) "Escrow Agreement" means the escrow agreement substantially in the form of EXHIBIT C.

         (z)      "Escrow Amount" has the meaning set forth in Section 1.6(a).

         (aa) "Estimated Cash Balance" means the estimated Cash Balance of the Company and the Subsidiaries as of the close of business on the first business day prior to the Closing Date as set forth on the Closing Certificate.

         (bb) "Estimated Indebtedness" means the estimated Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing as set forth on the Closing Certificate.

         (cc)     "Estimated Purchase Price" has the meaning set forth in
Section 1.6(a).

         (dd) "Estimated Unpaid Company Transaction Expenses" means the estimated Unpaid Company Transaction Expenses as of immediately prior to the Closing as set forth on the Closing Certificate.

         (ee) "Estimated Working Capital" means the estimated Working Capital of the Company and the Subsidiaries as of the close of business on the first business day prior to the Closing Date as set forth on the Closing Certificate.

         (ff) "Estimated Working Capital Adjustment" means the amount, if any, of the estimated Working Capital Adjustment as determined from the Estimated Working Capital.

         (gg) "Excess Assumed Historic Acquisition Liability Amount" means the amount of any Assumed Historic Acquisition Liabilities that exceeds the Net Accrued Amount.

         (hh)     "Financial Statements" has the meaning set forth in Section
3.6(a).

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         (ii)     "GAAP" means generally accepted accounting principles of the
United States.

         (jj) "Governmental Authority" shall mean any federal, state, municipal, county or other governmental department, commission or agency, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

         (kk) "Hazardous Substance" means any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "toxic waste" or "toxic substance" under any Environmental Laws, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

         (ll) "Immediate Family Member" means, with respect to any Person, the current spouse, any son or daughter, or mother or father of such Person.

         (mm) "Indebtedness" means the sum, without duplication, of (1) the principal amount of any indebtedness of the Company or any Subsidiary for borrowed money outstanding immediately prior to the Closing, together with all prepayment premiums or penalties and other amounts becoming due as a result of the transactions contemplated by this Agreement, (2) any Off-Balance Sheet Financing of the Company or any Subsidiary in existence immediately prior to the Closing, (3) any payment obligations of the Company or any Subsidiary in respect of banker's acceptances or letters of credit in existence immediately prior to the Closing which are not evidenced by trade payables, (4) any liability of the Company or any Subsidiary with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing, (5)
(A) any amounts owed by the Company or any Subsidiary as of the Closing Date under bonus plans or similar arrangements made payable as a result of the transactions contemplated hereby, including the bonus payments listed in
SCHEDULE 1.1B, plus the Applicable Employer Payroll Tax Amount relating to such bonus payments, and (B) any amounts owed by the Company or any Subsidiary with respect to the consulting and advisory agreements described in the first three items of SCHEDULE 3.17 and the contingent fee agreement described in item 4 of
SCHEDULE 3.17, in the case of each of (A) and (B) to the extent such amounts are not paid by the Company or any Subsidiary prior to the Closing, (6) any indebtedness outstanding immediately prior to the Closing evidenced by notes, debentures, bonds or similar instruments of the Company or any Subsidiary, (7) any payment obligations (other than trade payables incurred in the ordinary course of business) of the Company or any Subsidiary in existence immediately prior to Closing for the deferred purchase price of assets purchased outside the ordinary course of business, including any seller notes, non-compete payments, earn-outs or similar obligations of the Company or any Subsidiary, other than the Assumed Historic Acquisition Liabilities, (8) any indebtedness of the type referred to in clauses (1) through (7) above of any Person other than the Company or any Subsidiary in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon the interest of the Company or any Subsidiary in any property owned or leased by, the Company or any Subsidiary, (9) any unpaid interest, prepayment premiums or penalties or other breakage costs accrued or owing on any such indebtedness of the Company or any Subsidiary, including by reason of the transactions contemplated hereby and (10) amounts owed as of the Closing with respect to the capital leases to which Copperfield is a party, to the extent such amounts and such leases are set forth on SCHEDULE 1.1A. Indebtedness shall not include any amounts of the type described in items (1) through (10) of the foregoing definition owed solely

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by the Company to any Subsidiary, by any Subsidiary to the Company or by any
Subsidiary to another Subsidiary.

         (nn) "Indebtedness Adjustment" means the Estimated Indebtedness reduced by the Indebtedness, as finally determined pursuant to Section 1.3(b). If the Estimated Indebtedness exceeds the Indebtedness, then the Indebtedness Adjustment is a positive number equal to such excess. If the Indebtedness exceeds the Estimated Indebtedness, then the Indebtedness Adjustment is a negative number equal to such excess.

         (oo)     "Indemnified Party" has the meaning set forth in Section
8.3(f).

         (pp)     "Indemnifying Party" has the meaning set forth in Section
8.3(f).

         (qq)     "IRS" means the United States Internal Revenue Service.

         (rr) "Knowledge" shall mean, (1) in the case of the Company, the actual knowledge as of the date hereof of any of Michael Barry, Robert T. Daniels, Shannon Palmer, Michael Wolfe, Gregory Polakow, Luann Morton, or Julie Kobliska, or actual knowledge as of the date hereof of any Seller as described in the following clauses (2) and (3), (2) and in the case of each Seller that is an individual, the actual knowledge as of the date hereof of such Seller, and
(3) in the case of a Seller that is an entity, the actual knowledge as of the date hereof of any senior executive officer of such Seller or such Seller's general partner, as the case may be.

         (ss)     "Latest Balance Sheet" has the meaning set forth in Section
3.6(b).

         (tt)     "Lease" and "Leases" have the meanings set forth in Section
3.8(b).

         (uu) "Liens" shall mean any mortgage, pledge, security interest, restriction, encumbrance, easement, option, preemptive right, right of first refusal, defect of title, adverse claim or other claim, charge or encumbrance of any nature whatsoever.

         (vv)     "Loss" and "Losses" have the meaning set forth in Section
8.3(e).

         (ww)     "Major Customers" has the meaning set forth in Section 3.21.

         (xx)     "Major Suppliers" has the meaning set forth in Section 3.22.

         (yy) "Material Adverse Effect" means, with respect to the Sellers or the Company, (a) any change, event or effect that, individually or together with other adverse changes, events or effects, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, or (b) that would have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement, except, in the case of clause (a), for any change, event or effect to the extent arising from or relating to (i) the United States or the global economy or securities markets in general (and which is not specific

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to the Business and which does not affect the Business disproportionately as compared to other companies which are in the same business as the Company and the Subsidiaries) or (ii) the industry in which the Company and the Subsidiaries operate generally (and which is not specific to the Business and which does not affect the Business disproportionately as compared to other companies which are in the same business as the Company and the Subsidiaries).

         (zz)     "Maximum Amount" has the meaning set forth in Section 8.1.

         (aaa)    "Minimum Claim Amount" has the meaning set forth in Section
8.2.

         (bbb) "Net Accrued Amount" means an amount equal to $452,000 plus the amount of any cash proceeds actually paid to Copperfield pursuant to the exercise of its rights under Section 9.2 of the California Comfort Bill of Sale.

         (ccc) "Off-Balance Sheet Financing" means (i) any liability of the Company or any Subsidiary under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and the Subsidiaries and (ii) any liability of the Company or any Subsidiary under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries) for financial reporting purposes.

         (ddd) "Option Exercise Amount" has the meaning set forth in Section 1.3(a).

         (eee)    "Option Tax Withholding Amount" has the meaning set forth in
Section 1.3.

         (fff)    "Options" has the meaning set forth in the Recitals.

         (ggg) "Partnership" means Harbour Group Investments IV, L.P., a Delaware limited partnership.

         (hhh)    "Payoff Letters" has the meaning set forth in Section 6(i).

         (iii)    "Permit" has the meaning set forth in Section 3.11(c).

         (jjj) "Permitted Liens" shall mean (i) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings that are disclosed on SCHEDULE 3.11, (ii) those Liens that are listed on SCHEDULE 3.8B attached hereto, (iii) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals,
(iv) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of the Company or any Subsidiary or the validity of which are being contested in good faith by appropriate proceedings that are disclosed on SCHEDULE 3.11, (v) any Liens accounted for as capitalized leases, (vi) zoning, entitlements, conservation restrictions and other land use regulations adopted by any Governmental Authority, (vii) any Liens that are released or otherwise terminated at or prior to Closing, and
(viii) such other Liens or imperfections in or failure of title which do not, individually or in the aggregate, materially interfere with the present use or materially impair the value of such properties or assets.

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         (kkk)    "Person" means an individual, a partnership, a limited
liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         (lll) "Pre-Closing Tax Period" means any taxable period that ends on or before the Closing Date and the portion, ending on the Closing Date, of any Straddle Period.

         (mmm)    "Preliminary Purchase Price" has the meaning set forth in
Section 1.3(a).

         (nnn) "Proprietary Rights" shall mean all patents, patent applications, patent disclosures and inventions; all trade secrets, know-how and confidential business information; all trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; all copyrights and all copyrightable works; all computer software (including without limitation source code, object code and accompanying documentation and data); any other intellectual property rights; and all registrations, applications and renewals for any of the foregoing.

         (ooo)    "Purchase Price" has the meaning set forth in Section 1.3(a).

         (ppp) "PWC" means PricewaterhouseCoopers LLP, as certified public accountants for the Company and the Subsidiaries.

         (qqq) "Riverton" shall mean Riverton Machine & Foundry, Inc., a Kentucky corporation.

         (rrr)    "Securities Act" means the Securities Act of 1933, as amended.

         (sss)    "Seller Notes" has the meaning set forth in Section 1.3(a).

         (ttt)    "Seller Notes Amount" has the meaning set forth in Section
1.3(a).

         (uuu)    "Seller Representative" has the meaning set forth in Section
9.8.

         (vvv) "Seller's Fraction" means the fraction, the numerator of which is the number of shares of Stock held by such Seller immediately prior to the Closing (including the number of shares of the Company's common stock into which any Options, whether or not then vested, held by such Seller are then exercisable) and the denominator of which is the total number of shares of Stock issued and outstanding immediately prior to the Closing (including the number of shares of the Company's common stock into which all of the issued and outstanding Options, whether or not then vested, are then exercisable). The Seller's Fraction of each Seller is set forth on EXHIBIT A.

         (www) "Straddle Period" means any taxable period beginning on or before and ending after the Closing Date.

         (xxx)    "Subsidiaries" means Copperfield and Riverton.

         (yyy)    "Tax Deduction Benefit" has the meaning set forth in Section
5.1.

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         (zzz)    "Tax Deductions" means the amount of income Tax deductions of the Company and the Subsidiaries equal to the sum of (i) the unamortized borrowing and other costs of the Company and Subsidiaries that become deductible by reason of the transactions contemplated herein, and (ii) the amounts payable with respect to the agreements and arrangements set forth on SCHEDULE 1.1B.

         (aaaa) "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any taxing authority, with respect to Taxes, including any return of an affiliated, combined or unitary group.

         (bbbb) "Taxes" shall mean any and all taxes (including, without limitation, income tax, capital gains tax, ad valorem taxes, sales tax, property tax, use tax, and taxes on fuel), or similar levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any taxing authority, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

         (cccc)   "Third Party Claim" has the meaning set forth in Section
8.4(a).

         (dddd) "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other Closing documents entered into or delivered by any party pursuant to the terms of this Agreement (including the Escrow Agreement).

         (eeee) "Transaction Expenses" means all transaction fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants incurred and any other out-of-pocket expenses in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby.

         (ffff) "Treasury Regulations" shall mean the regulations promulgated under the Code.

         (gggg)   "Unaudited Financial Statements" has the meaning set forth in
Section 3.6(b).

         (hhhh) "Unpaid Company Transaction Expense Adjustment" means the Unpaid Company Transaction Expenses, as finally determined pursuant to Section 1.3(b), reduced by the Estimated Unpaid Company Transaction Expenses. If the Estimated Unpaid Company Transaction Expenses exceeds the Unpaid Company Transaction Expenses, then the Unpaid Company Transaction Expense Adjustment is a positive number equal to such excess. If the Unpaid Company Transaction Expenses exceeds the Estimated Unpaid Company Transaction Expenses, then the Unpaid Company Transaction Expense is a negative number equal to such excess.

         (iiii) "Unpaid Company Transaction Expenses" means all Transaction Expenses of the Company incurred up until immediately prior to the Closing (whether on its own behalf or on behalf of the Sellers) that have not otherwise been paid and discharged in full as of such time or are included in Indebtedness or Working Capital.

         (jjjj) "Working Capital" means the excess as of the close of business on the first business day prior to the Closing Date of (1) the Company's and the Subsidiaries' consolidated current assets (excluding any cash and cash equivalents and any deferred or income Tax related asset account, the exercise price payable to the Company under any Options, any amounts payable under the Seller Notes, any amounts owed by the Partnership or its Affiliates to the Company or its Subsidiaries and any amounts payable to Copperfield under Section 9.2 of the California Comfort Bill of Sale) over (2) the Company's and the Subsidiaries' consolidated current liabilities (excluding any Indebtedness, the Applicable Employer Payroll Tax Amount arising in respect of the sale of the Options under this Agreement, the Option Tax Withholding Amount, any amounts owed to the Partnership or its Affiliates and any deferred or income Tax related liability account), each as determined in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries); provided, however, that Working Capital shall not include any liabilities satisfied as part of the Closing. Attached hereto as EXHIBIT D is a list of the Company accounts to be included in the calculation of Working Capital.

         (kkkk) "Working Capital Adjustment" means the number (positive or negative) calculated on the basis of the Working Capital, as determined in accordance with Section 1.3(b), as follows:

                  (i) if the Working Capital exceeds the Working Capital Target by more than $50,000, then the Working Capital Adjustment is a positive number equal to the amount by which the Working Capital exceeds the Working Capital Target;

                  (ii) if the Working Capital exceeds the Working Capital Target by $50,000 or less, if the Working Capital Target exceeds the Working Capital by $50,000 or less or if the Working Capital is equal to the Working Capital Target, then the Working Capital Adjustment is zero (0); and

                  (iii) if the Working Capital Target exceeds the Working Capital by more than $50,000, then the Working Capital Adjustment is a negative number equal to the amount by which the Working Capital Target exceeds the Working Capital. (llll) "Working Capital Target" means $7,500,000.

         (mmmm) "Working Capital Variance" means the Working Capital Adjustment, as finally determined pursuant to Section 1.3(b), reduced by the Estimated Working Capital Adjustment. If the Working Capital Adjustment exceeds (is more positive or less negative than) the Estimated Working Capital Adjustment, then the Working Capital Variance is a positive number equal to such excess. If the Estimated Working Capital Adjustment exceeds (is more positive or less negative than) the Working Capital Adjustment, then the Working Capital Variance is a negative number equal to such excess.

         Section 1.2       STOCK PURCHASE AND SALE.

         Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer the Stock and the Options set forth opposite such Seller's name on EXHIBIT A, free and clear of all Liens, and the Buyer shall purchase the shares of Stock and the Options from the Sellers.

         Section 1.3       PURCHASE PRICE DETERMINATION.

         (a) PURCHASE PRICE. The total purchase price to be paid to the Sellers shall be equal to (i) Seventy Million Dollars ($70,000,000) minus (ii) the Indebtedness plus (iii) the Working Capital Adjustment plus (iv) the Cash Balance minus (v) the Unpaid Company Transaction Expenses plus (vi) all amounts payable to the Company by certain of the Sellers (the "Seller Notes Amount") pursuant to the promissory notes referred to in SCHEDULE 1.3 (the "Seller Notes") plus (vii) the aggregate exercise price payable to the Company by all Sellers that own Options if all the Options being sold by the Sellers hereunder had been fully exercised, net of any Applicable Employer Payroll Tax Amount arising as of the Closing Date in respect of the sale of such Options under this Agreement (the "Option Exercise Amount") (the sum of the amounts described in clauses (i) through (vii), the "Preliminary Purchase Price"), reduced by the amounts described in clauses (x) and (y) of the following sentence and adjusted pursuant to the other provisions of this Agreement (the "Purchase Price"). The Purchase Price will be distributed among the Sellers by allocating the Preliminary Purchase Price (less the Escrow Amount) pro rata in accordance with each Seller's Fraction, and deducting therefrom the following: (x) with respect to the portion of the Preliminary Purchase Price to be paid to each Seller that owns Options, the sum of (1) the aggregate exercise price payable to the Company by each such Seller as if the Options held by such Seller had been fully exercised plus (2) all amounts required to be withheld from such portion of the Preliminary Purchase Price in respect of Tax obligations of such Seller (the "Option Tax Withholding Amount"), which withheld amounts shall be deemed paid to such Seller for the purposes of this Agreement and (y) with respect to the portion of the Preliminary Purchase Price to be paid to each Seller that is an obligor under any of the Seller Notes, all amounts payable by such Seller under such Seller Notes, which amounts shall be deemed to have been paid to the Company in discharge of the Seller Notes.

         (b) DETERMINATION OF CASH BALANCE, INDEBTEDNESS, UNPAID COMPANY TRANSACTION EXPENSES AND WORKING CAPITAL ADJUSTMENT. The amount of the Cash Balance, the Indebtedness, Unpaid Company Transaction Expenses and Working Capital Adjustment shall be determined in the following manner:

                  (i) As promptly as practicable, but not later than ninety (90) days after the Closing, the Company will prepare and deliver to the Seller Representative a statement prepared in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries) and this Agreement which shall set forth the Closing Adjustment, the Working Capital Adjustment, the Working Capital, the Cash Balance, the Unpaid Company Transaction Expenses and the Indebtedness (the "Closing Statements"). After delivery of the Closing Statements, the Company shall make available to the Seller Representative and PWC the books, records, work papers, personnel and other materials and sources used by the Company and its accountants (the "Company Accountants") to prepare the Closing Statements, but only upon prior written notice and during normal business hours that are reasonably acceptable to the Company (and, in the case of any work papers or other materials prepared by the Company Accountants, provided that the Seller Representative executes any waivers, releases or similar documentation required by the Company Accountants for such access provided that the documentation requested by the Company Accountants is such firm's customary documentation).

                  (ii) The Seller Representative may dispute any of the amounts reflected on the Closing Statements but only on the basis that such amounts were not reflected in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries) and this Agreement (or on the basis of computational errors). The Seller Representative will notify the Buyer in writing of any disputed items on the Closing Statements within sixty (60) days of receipt of the Closing Statements, which 60-day period shall be extended to the extent access to all such books, records, work papers, personnel and other materials and sources used by the Company and the Company Accountants to prepare the Closing Statements is delayed. Any such notice of disagreement shall specify those items or amounts as to which the Seller Representative disagrees (and shall include the Seller Representative's alternative calculation of the Closing Adjustment ), and each of the Sellers shall be deemed to have agreed with all other items and amounts included in the Closing Statements delivered pursuant to Section 1.3(b) which are not affected or related to the disputed items or amounts. If a notice of a disagreement shall be given, the Buyer and the Seller Representative shall, during the thirty (30) days following receipt of such notice, attempt to reconcile any differences on the disputed items or amounts.

                  (iii) ARBITRATION. Failing resolution pursuant to subparagraph
(ii) above, the unresolved disputed items will be referred for final binding resolution to KPMG LLP or to such other nationally-recognized firm of certified public accountants as the Buyer and the Seller Representative may hereafter jointly select (the "Arbitrator"). The Arbitrator's function shall be to review only those items set forth on the Closing Statements that are in dispute and to resolve the dispute with respect to such items. The Arbitrator may not award the parties in the aggregate more than the amount in dispute. The Arbitrator shall be requested with respect to all references to it to render its decision within thirty (30) days of a reference or as soon as practicable thereafter, and shall send copies of such decision to the Buyer and the Seller Representative. The amount of the Closing Adjustment affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The fees and disbursements of the Arbitrator's review in respect of the resolution of any disagreements over the items in the Closing Statements shall be allocated between the Buyer and the Sellers so that the Sellers' share of such fees and disbursements shall be in the same proportion that the aggregate amount of any disputed amounts so submitted by the Seller Representative to the Arbitrator that are unsuccessfully disputed by the Seller Representative (as finally determined by the Arbitrator) bears to the total amount of such disputed amounts so submitted by the Seller Representative to the Arbitrator. The Arbitrator's decision shall be final and binding and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. Each of the Buyer and the Company, on the one hand, and the Seller Representative, on the other, agrees that it shall pay the fees, costs and expenses due to any accountants or other agents or representatives retained by it or them in connection with the review, negotiation or arbitration of the Closing Statement.

         Section 1.4       DELIVERY OF STOCK; PAYMENT.

         At the Closing (a) each Seller shall deliver to the Buyer (i) one or more stock certificates representing in the aggregate the number of shares of Stock set forth opposite the name of such Seller on EXHIBIT A, duly endorsed in blank for transfer or accompanied by duly executed stock powers in proper form, all in form and substance reasonably satisfactory to the Buyer and (ii) one or more certificates or agreements representing all of the Options set forth opposite the name of such Seller on EXHIBIT A, accompanied by an instrument in form reasonably acceptable to the Buyer assigning the Options upon the Closing and (b) the Buyer, unless otherwise directed by the Seller Representative, shall pay to the Sellers the Estimated Purchase Price (less the Escrow Amount) for the Stock or Options sold by such Sellers by wire transfer of immediately available funds in accordance with Section 1.6, less the amounts described in clauses (i) and (ii) of the following sentence. The Estimated Purchase Price payable to the Sellers pursuant to clause (b) of the preceding sentence shall be paid to the Sellers as follows: (x) the Estimated Purchase Price (less the Escrow Amount) shall be paid to the Sellers pro rata in accordance with each Seller's Fraction, and (y) the amount so paid shall be paid to each Seller, less, (i) with respect to each Seller that owns Options, the sum of (A) the aggregate exercise price payable to the Company by each such Seller as if the Options held by such Seller had been fully exercised and (B) any Option Tax Withholding Amount of such Seller, which withheld amount shall be deemed paid to such Seller for the purposes of this Agreement, and (ii) with respect to each Seller that is an obligor under any of the Seller Notes, all amounts payable by such Seller under such Seller Notes, which amounts shall be deemed to have been paid to the Company in discharge of the Seller Notes.

         Section 1.5       CLOSING.

         The closing of the purchase and sale of the Stock and the Options (the "Closing") shall take place at the offices of Dechert LLP, Philadelphia, Pennsylvania on the date hereof (the "Closing Date") or at such other place as the Buyer and the Seller Representative shall agree.

         Section 1.6       PAYMENT OF PURCHASE PRICE.

         The Buyer will pay the Purchase Price as follows:

         (a) ESTIMATED PAYMENTS. At the Closing, the Buyer shall (i) pay to the Sellers in accordance with Section 1.4: (A) Sixty Six Million Dollars ($66,000,000) minus (B) the Estimated Indebtedness plus (C) the Estimated Working Capital Adjustment plus (D) the Estimated Cash Balance minus (E) the Estimated Unpaid Company Transaction Expenses plus (F) the Option Exercise Amount plus (G) the Seller Notes Amount and (ii) deliver Four Million Dollars ($4,000,000) (the "Escrow Amount") to the Escrow Agent to be maintained and distributed pursuant to the provisions of the Escrow Agreement (the sum of (i) and (ii), collectively, the "Estimated Purchase Price"); provided, however, that the payment under the foregoing clause (i) shall be reduced by the amounts described in clauses (i) and (ii) of the last sentence of Section 1.4 as provided in such Section.

         (b) ESCROW AMOUNT. The Escrow Amount shall be divided into two accounts, a "General Claims Escrow Fund" in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) and a "Tax Escrow Fund" in the amount of Five Hundred Thousand Dollars ($500,000.00). The Escrow Amount shall be allocated among the Sellers pro rata in accordance with their respective Seller's Fraction.

         (c) CLOSING CERTIFICATE. At the Closing, a Vice President of Copperfield shall deliver to the Buyer the Closing Certificate in the form annexed hereto as EXHIBIT B, which certificate shall set forth his best estimate of the Estimated Cash Balance, the Estimated Indebtedness, the Estimated Working Capital, the Estimated Working Capital Adjustment and the Estimated Unpaid Company Transaction Expenses and shall set forth the Seller Notes Amount and the Option Exercise Amount.

         (d) CLOSING ADJUSTMENT. The Closing Adjustment shall be computed in accordance with the terms of this Agreement, by the agreement of the parties or by the Arbitrator, as the case may be, immediately after the final determination of the Cash Balance, the Indebtedness, the Unpaid Company Transaction Expenses, the Working Capital and the Working Capital Adjustment pursuant to Section 1.3(b) and shall be paid within ten (10) business days thereafter in immediately available funds. If the Closing Adjustment is a positive number, the Closing Adjustment shall be paid by the Buyer to the Seller Representative (for the benefit of the Sellers pro rata in accordance with each Seller's Fraction). If the Closing Adjustment is a negative number, the Closing Adjustment shall be paid by the Sellers to the Buyer or, at the Buyer's option, shall be paid pursuant to the Escrow Agreement. Any amounts payable by the Sellers to the Buyer pursuant to this Section 1.6(d) shall be paid by the Sellers, pro rata in accordance with their respective Seller's Fraction.

         (e) INTEREST PAYMENTS. Sums payable pursuant to Section 1.6(d) shall bear interest from the date of Closing to the date of payment at the rate which is equal to the Prime Rate as published, from time to time in the Wall Street Journal under "Money Rates," computed on the basis of a 365-day year and paid for the actual number of days elapsed. Interest calculated in accordance with this Section 1.6(e) shall be due and payable to the Buyer or the Sellers, as the case may be, on the date on which the corresponding payment is due.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller, severally and not jointly, hereby represents and warrants, as to such Seller, to the Buyer as follows:

         Section 2.1       OWNERSHIP OF STOCK.

         Such Seller is the sole lawful owner, beneficially and of record, of the shares of Stock and the Options set forth opposite the name of such Seller on EXHIBIT A hereto, which ownership is free and clear of any Lien, except as set forth on SCHEDULE 2.1. Such shares of Stock and Options represent all of the issued and outstanding shares of capital stock of the Company, options to buy such capital stock or other equity securities of the Company owned by such Seller. At Closing such Seller shall transfer title to such shares of Stock and the Options, as applicable, free and clear of any Lien.

         Section 2.2       RESTRICTIONS ON STOCK AND OPTIONS.

         (a) AGREEMENTS RELATING TO STOCK AND OPTIONS. Except as set forth on SCHEDULE 2.1, such Seller is not a party to any agreement creating rights in any Person with respect to such Seller's shares of Stock or Options, and such Seller has the full power and legal right to sell, assign, transfer and deliver such Seller's shares of Stock and Options to the Buyer.

         (b) NO WARRANTS, OPTIONS, ETC. Except as set forth on SCHEDULE 2.1 and except for this Agreement and the transactions contemplated thereby, there are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character to which such Seller is a party relating to the shares of Stock and Options owned by such Seller.

         Section 2.3       AUTHORITY OF SELLERS.

         (a) Such Seller has the full right, capacity and power to enter into and deliver to the Buyer this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated herein. With respect to each non-individual Seller, this Agreement and the other Transaction Documents to which such non-individual Seller is a party, and consummation of the transactions contemplated herein and therein, have been duly authorized by all partnership action necessary to authorize the execution, delivery and performance thereof by such non-individual Seller.

         (b) This Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the Buyer, constitute valid and binding obligations enforceable against such Seller in accordance with their terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 2.4       NO VIOLATION.

         Except as set forth on SCHEDULE 2.4 hereto, neither the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby by such Seller will violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a Lien under, any debt or obligation pursuant to any agreement or commitment to which such Seller is a party or by which such Seller is bound, or violate in any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which such Seller is subject.

         Section 2.5       CONSENTS AND APPROVALS.

         Except for consents, approvals or authorizations which if not received, or declarations, filings or registrations which if not made, would not impede the consummation of the transactions contemplated by this Agreement in any material respect, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         Section 2.6       BROKERS', FINDERS' FEES, ETC.

         Except for Robert W. Baird & Co. Incorporated, which has been retained by the Company for the benefit of the Sellers, such Seller has not employed any broker, finder, investment banker or financial advisor as to whom such Seller may have any obligation to pay any brokerage or finders' fees, commissions or similar compensation in connection with the transactions contemplated hereby.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Buyer as follows:

         Section 3.1       CORPORATE ORGANIZATION; AUTHORIZATION.

         (a) The Company and the Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite power and authority (corporate or otherwise) to carry on their respective businesses as now conducted and to own or lease their respective properties and assets. The Company and the Subsidiaries are duly qualified or licensed to do business as a foreign company in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of their respective businesses or the ownership or leasing of their respective properties require such qualification, other than jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. SCHEDULE 3.1 hereto sets forth a true and complete list of all jurisdictions in which the Company and the Subsidiaries are qualified or licensed to do business as a foreign company.

         (b) The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated on its part hereby. The Board of Directors of the Company has taken all action required to authorize the execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by it of this Agreement.

         (c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.2       NO VIOLATION.

         Except as set forth on SCHEDULE 3.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the certificate of incorporation or by-laws of the Company, (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of or require the consent, authorization, approval or exemption of any party to any agreement or commitment required to be disclosed on SCHEDULE 3.10, (c) result in the creation or imposition of any Lien upon any property or assets of the Company or the Subsidiaries (determined singly or in the aggregate), under any agreement or commitment to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries is bound, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Company or the Subsidiaries is subject.

         Section 3.3       CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.

         No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company or the Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.4       CAPITALIZATION.

         SCHEDULE 3.4 sets forth the authorized, issued and outstanding shares of capital stock of the Company and each Subsidiary as of the date hereof. All issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized, are validly issued, fully paid and nonassessable, are owned, in the case of shares of capital stock of the Company, of record and beneficially by the Sellers, have not been issued in violation of the preemptive rights, rights of first refusal or similar rights of any Person arising by operation of law, the articles of incorporation, by-laws or other organizational documents of the Company or any Subsidiary or any agreement to which the Company or any Subsidiary is a party or by which it is bound and have been issued in compliance with applicable federal and state securities laws. Except as set forth on SCHEDULE 3.4, all outstanding shares of capital stock of Copperfield are owned by the Company, free and clear of all Liens. Except as set forth on SCHEDULE 3.4, all outstanding shares of capital stock of Riverton are owned by Copperfield, free and clear of all Liens. Except as set forth on
SCHEDULE 3.4, there are no issued and outstanding shares of capital stock of the Company or the Subsidiaries, or securities convertible into or exchangeable or exercisable for shares of capital stock, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is bound to issue, repurchase or otherwise acquire or retire any shares of capital stock or other securities of the Company or the Subsidiaries. Except as set forth on SCHEDULE 3.4, there are no calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company or any Subsidiary is a party or which are binding upon the Company or a Subsidiary providing for the issuance, voting, transfer, pledge, registration, disposition or acquisition of any of the Company's or any Subsidiary's capital stock. Except as set forth on SCHEDULE 3.4, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary. Except as set forth on SCHEDULE 3.4, neither the Company nor any Subsidiary is under any obligation to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any Subsidiary. Except as set forth on
SCHEDULE 3.4, there are no voting trusts, shareholders' agreements, proxies or any other agreements or understandings with respect to the voting, transfer or registration under the Securities Act of the capital stock or other equity securities of the Company or any Subsidiary.

         Section 3.5       SUBSIDIARIES AND AFFILIATES.

         Except as set forth on SCHEDULE 3.5, neither the Company nor Copperfield owns, or since July 1, 1995 has owned, any capital stock or other equity securities of any other corporation (other than the Company or its Subsidiaries) and since July 1, 1995 neither the Company nor Copperfield has owned any other type of capital or equity interest in any partnership, joint venture or other business organization or entity (other than the Company or its Subsidiaries). Except as set forth on SCHEDULE 3.5, Riverton neither owns, nor since July 14, 2000 has owned, any capital stock or other equity securities of any other corporation and since July 14, 2000,

Riverton has not owned any other type of capital or equity interest in any partnership, joint venture or other business organization or entity. Neither the Company nor the Subsidiaries are subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person.

         Section 3.6       FINANCIAL STATEMENTS.

         (a) Attached as SCHEDULE 3.6 are accurate and complete copies of the audited consolidated balance sheet of the Company and the Subsidiaries at November 30, 2004, November 30, 2003 and November 30, 2002, and the related audited consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years then ended (collectively, the "Financial Statements"). Such Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at the dates thereof, and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for the fiscal years then ended, in conformity with GAAP applied in a manner consistent with past practices of the Company and the Subsidiaries.

         (b) Set forth on SCHEDULE 3.6 is a true and correct copy of the unaudited consolidated balance sheet of the Company and the Subsidiaries at May 31, 2005 (the "Latest Balance Sheet"), and the related consolidated statements of operations for the six (6) months then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at the date thereof, and the consolidated results of operations for the period indicated, and have been prepared in accordance with GAAP applied in a manner consistent with past practices of the Company and the Subsidiaries, subject to year-end and other normal or recurring year-end adjustments made in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries) and the absence of footnote disclosure and the absence of statements of changes in stockholders' equity and cash flows.

         Section 3.7       ABSENCE OF CERTAIN CHANGES.

         Except as set forth in SCHEDULE 3.7, since November 30, 2004 and through the date hereof, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and there has not been:

         (a)      any Material Adverse Effect;

         (b) any increase in the compensation of any officers of the Company or any Subsidiary or, except for increases in the ordinary course of business and in accordance with past practice, any general increase in the compensation of employees of the Company or the Subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

         (c) any sale, transfer or other disposition of any tangible assets of the Company and the Subsidiaries having a value on the books of the Company and the Subsidiaries greater than $5,000 individually or $10,000 in the aggregate, except sales of inventory in the ordinary course of business, or, except as set forth on SCHEDULE 3.9, any sale, assignment, transfer, expiration or other disposition of any of the Company's or any Subsidiary's owned patents, trademarks, trade names, copyrights, licenses or other intangible assets of the type listed on SCHEDULE 3.9;

         (d) any declaration, setting aside, making or paying of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company or any Subsidiary;

         (e) any theft, damage, destruction or loss suffered in excess of $10,000, to the Company's or any Subsidiary's tangible assets, whether or not covered by insurance, or any substantial destruction of the books and records of the Company or any of the Subsidiaries;

         (f) any layoff or termination of employees that could result in a material liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended , by either the Company or any of the Subsidiaries (without regard to any actions taken by the Buyer, the Company or the Subsidiaries from and after the Closing);

         (g) any change in the accounting methods or policies of the Company and the Subsidiaries;

         (h) any change in the organizational documents of the Company or any of the Subsidiaries, or any resolution of the shareholders of the Company or the Subsidiaries approving any such change;

         (i) any entry into or termination, amendment or modification of any agreement that would be required to be disclosed on SCHEDULE 3.10 hereof;

         (j) any issuance or sale by the Company or any Subsidiary of their equity securities or securities convertible into or exercisable for equity securities of the Company or any Subsidiary, or any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Company or any Subsidiary; and

         (k)      any commitment to do any of the foregoing.

         Section 3.8       TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) SCHEDULE 3.8A hereto lists all real properties and interests therein leased by the Company or any Subsidiary as of the date hereof. Neither the Company nor any of its Subsidiaries owns any real property.

         (b) With respect to real property leased or subleased by the Company or any Subsidiary, except as set forth in SCHEDULE 3.8A, (i) each lease or sublease (each, a "Lease" and collectively, "Leases") is in full force and effect as of the date hereof; (ii) neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party to such Leases is in breach or default or has repudiated any provision thereof; and (iii) the Company or one of the Subsidiaries holds a valid and existing leasehold or subleasehold interest under each of the Leases. The Company has delivered to the Buyer complete and accurate copies of each of the written Leases, including all amendments thereto (and with respect to any oral Lease, a written summary of the material terms of such Lease). With respect to each Lease: (i) such Lease has not been modified in any material respect, and (ii) except for Permitted Liens or as otherwise disclosed on SCHEDULE 3.8A OR SCHEDULE 3.8B, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or encumbered any interest in such Lease.

         (c) Except as set forth in SCHEDULE 3.8B, each of the Company and the Subsidiaries has good title to all tangible personal property shown as owned by the Company and the Subsidiaries on their respective books and records (except for tangible personal property acquired under installment purchase contracts or held pursuant to the leases disclosed in SCHEDULE 3.10 or not required to be disclosed in such Schedule), in each case free and clear of all Liens, except for Permitted Liens.

         Section 3.9       PATENTS, TRADEMARKS, TRADE NAMES.

         SCHEDULE 3.9 sets forth a true and complete list of all material patents, patent applications, trademarks, service marks, trade names, domain names and registered copyrights and all registrations and pending applications for registration for any of the foregoing owned by or used (pursuant to license agreements or otherwise, except for off-the-shelf software subject to "shrink-wrap" licenses) in the conduct of the businesses of the Company and the Subsidiaries as of the date hereof indicating as to each item as applicable: (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the item, and (iii) the dates of application and issuance or registration of the item. Except as would not have a Material Adverse Effect or as identified on SCHEDULE 3.9:

         (a) the Company and the Subsidiaries own or possess enforceable rights to use, and immediately following the Closing will own or have such rights to use on the same terms, all Proprietary Rights used in their respective businesses as currently conducted;

         (b) there are no pending written or, to the Knowledge of the Company, pending material unwritten claims received by the Company or any Subsidiary asserting against the Company or any Subsidiary the invalidity, misuse or unenforceability of any of such Proprietary Rights or asserting that the conduct by the Company or any Subsidiary of their respective businesses has infringed, misappropriated, or otherwise violated any Proprietary Rights of any other Person and there have been no such written claims received by the Company or any Subsidiary since June 1, 2003;

         (c) to the Company's Knowledge, since June 1, 2003, the Proprietary Rights owned by the Company and the Subsidiaries have not been infringed, misappropriated, or otherwise violated by any other Person;

         (d) the Company or a Subsidiary owns, licenses or otherwise has rights to use all of the Proprietary Rights included on SCHEDULE 3.9 (in each case fee and clear of all Liens, other than Permitted Liens); and

         (e) to the Company's Knowledge, the operation of the Company's and Subsidiaries' businesses as currently conducted do not infringe, misappropriate, or otherwise violate the Propriety Rights of any other Person.

         Section 3.10      MATERIAL CONTRACTS.

         SCHEDULE 3.10 lists all agreements, contracts and commitments (or groups of related agreements, contracts and commitments with the same party) to which the Company or a Subsidiary is a party as of the date hereof which (i) have a term of one year or more and involve annual commitments in excess of $50,000 (other than purchase or sale orders in the ordinary course of business);
(ii) are with (A) any Seller or any officer or director of the Company or any Subsidiary, (B) any other Affiliate of the Company or any such Seller, officer or director, (C) any Immediate Family Member of any Seller or any such officer or director or (D) any entity in which any Seller or any such officer or director directly or indirectly owns in excess of five percent (5%) of the outstanding equity interest; (iii) are collective bargaining agreements with any labor union; (iv) are agreements obligating the Company or its Subsidiaries to lend or invest more than $50,000 to or in any Person; (v) are leases or agreements under which it is lessee of, or holds or operates, any personal property owned by any other party requiring payments in excess of $50,000 annually; (vi) are leases or agreements under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it requiring payments in excess of $50,000 annually; (vii) are any noncompetition agreement under which the Company or any Subsidiary has a noncompetition obligation; (viii) are partnership or joint venture agreements;
(xi) are agreements under which the Company or any Subsidiary has incurred, assumed or guaranteed Indebtedness; or (x) are any sales representative, sales agent or similar agreement involving sales by the Company or any Subsidiary in excess of $50,000 annually. With respect to each agreement required to be disclosed on SCHEDULE 3.10, except as set forth in SCHEDULE 3.10, as of the date hereof: (a) the Company and the Subsidiaries have performed all the material obligations required to be performed in connection with the agreements, contracts or commitments required to be disclosed in SCHEDULE 3.10 and are not in default under any such agreement, contract or commitment (nor has any event occurred which with notice or lapse of time, or both, would constitute such a default); (b) to the Knowledge of the Company as of the date hereof, no such agreement, contract or commitment has been breached in any material respect or canceled by the other party thereto; (c) neither the Company nor the Subsidiaries have received any written notice of any default by it thereunder;
(d) such agreement is in full force and effect; (e) such agreement is valid, binding and enforceable in all material respects, except (x) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (y) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (f) no party has repudiated in writing any material provision of such agreement.

         Section 3.11      LITIGATION; COMPLIANCE WITH LAWS.

         (a) Except as set forth in SCHEDULE 3.11, there is no action, suit, arbitration or judicial or administrative proceeding pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, investigation pending or threatened, against the Company or the Subsidiaries before any court or other Governmental Authority as of the date hereof. Except as set forth on SCHEDULE 3.11, neither the Company nor any of the Subsidiaries is subject to any decree, injunction, court order or unsatisfied judgment of any Governmental Authority that relates specifically to such Company or Subsidiary. Except as set forth on SCHEDULE 3.11, there are no pending or, to the Company's Knowledge, threatened claims against the Company and the Subsidiaries with respect to any products of the Company or its Subsidiaries that are based on a theory of strict product liability or negligence (as distinct from product warranty claims) as of the date hereof. SCHEDULE 3.11 also contains a true, correct and complete list of all claims with respect to any products of the Company or its Subsidiaries based on a theory of strict product liability or negligence brought against the Company or any Subsidiary since July 14, 2000. To the Knowledge of the Company, neither the Company nor any Subsidiary has sold any asbestos-containing products that would result in the Company or any Subsidiary having any liability to any third party. Neither the Company nor Copperfield is currently a party, or has been a party since July 1, 1995, to any lawsuit or arbitration proceeding alleging that the Company or Copperfield has manufactured or sold any asbestos-containing product. Riverton is not currently a party, and has not been a party since July 14, 2000, to any lawsuit or arbitration proceeding alleging that Riverton has manufactured or sold any asbestos-containing product.

         (b) Neither the Company nor the Subsidiaries is in violation in any material respect of any laws, rules, regulations or ordinances applicable to their respective businesses, properties or operations as presently conducted, nor since July 14, 2000, has the Company or any Subsidiary been in violation in any material respect of any such laws, rules, regulations or ordinances, except as set forth in SCHEDULE 3.11. Except as set forth on SCHEDULE 3.11, since January 1, 2003, neither the Company nor any Subsidiary has received written notice from any Governmental Authority regarding an alleged violation of any law, rule, regulation or ordinance applicable to its respective business, properties or operations.

         (c) Except as set forth on SCHEDULE 3.11, the Company and each Subsidiary holds all permits, certificates, licenses and authorizations of any Governmental Authority necessary for the lawful conduct or operation of their respective businesses as presently conducted (each, a "Permit"), except for such Permits the failure to hold which individually or in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect. No proceeding before any Governmental Authority to revoke, withdraw or terminate any such Permit is pending or, to the Knowledge of the Company, threatened.

         Section 3.12      TAXES.

         Except as set forth in SCHEDULE 3.12:

         (a) The Company and the Subsidiaries have timely filed (taking into account all extensions) all Tax Returns required to be filed by them with respect to all Taxes, and all such Tax Returns are true, correct and complete in all material respects;

         (b) The Company and the Subsidiaries have paid all Taxes due and owing by them (whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve is maintained on the Unaudited Financial Statements;

         (c) There are no Liens for Taxes upon the assets or properties of the Company or the Subsidiaries other than Liens for Taxes not yet due and payable and those that are being contested in good faith by appropriate proceedings and for which an adequate reserve is maintained on the Unaudited Financial Statements;

         (d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any currently open taxable period with respect to any of the Company or the Subsidiaries;

         (e) There is no deficiency, examination, claim, litigation or other proceeding, of which the Company and the Subsidiaries have received written notice, with respect to Taxes allegedly owed by the Company or the Subsidiaries pending against the Company or the Subsidiaries before any taxing authority or threatened in writing against the Company or the Subsidiaries by any taxing authority;

         (f) Each of the Company and the Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party;

         (g) None of the Company or the Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and the Subsidiaries;

         (h) None of the Company or the Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for income Tax purposes;

         (i) None of the Company or the Subsidiaries (1) has agreed with, or been requested by any taxing authority to, make any adjustment to its accounting method or to make any inclusions to its income under Code Section 481 or any comparable provision of state, local or foreign law, or (2) has applied for or is subject to any Tax ruling; in each case that would have continuing effect after the Closing Date;

         (j) Since February 28, 2000, none of the Company or its Subsidiaries has participated in or acted as a "material adviser" (as defined in Treasury Regulation ss. 301.6112-1) to any "reportable transaction" (as that term is defined in Treasury Regulation ss. 1.6011-4);

         (k) SCHEDULE 3.12 lists all income Tax Returns filed by the Company and the Subsidiaries for the three most recently completed taxable years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed by it and the Subsidiaries for the three most recently completed taxable years and all examination reports and statements of deficiencies received by the Company or any Subsidiary with respect to such Tax Returns, and made available to the Buyer all other material Tax Returns filed by it and its Subsidiaries for the three most recently completed taxable years.

         Section 3.13      BENEFIT PLANS.

         (a) SCHEDULE 3.13 contains an accurate and complete list of all Benefit Plans maintained or sponsored by the Company or any of the Subsidiaries, contributed to by the Company or any of the Subsidiaries, or covering any employees of the Company or any of the Subsidiaries and to which the Company or any of the Subsidiaries are obligated to contribute. For purposes of the Agreement, the term "Benefit Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of ERISA, (ii) employment agreements, (iii) bonus or incentive plans, (iv) retention bonuses or agreements, (v) stock option or other equity compensation plan, and (vi) fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, and whether or not funded. Except as set forth on SCHEDULE 3.13, the Company and the Subsidiaries have no obligations and have not had any such obligations during any period for which any relevant statute of limitations remain open, to contribute to any "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, or with respect to any single employer employee benefit plan subject to Title IV of ERISA, including Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

         (b) The Company does not have, and has not had, for any period for which any relevant statute of limitations remains open, any ERISA Affiliates other than the Subsidiaries or the entities listed on SCHEDULE 3.5.

         (c) Except as set forth in SCHEDULE 3.13, neither the Company nor the Subsidiaries contributes to or has any material liability with respect to any Benefit Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Code or applicable state continuation coverage law.

         (d) The Company and each Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and regulations thereunder, including without limitation, Treasury Regulation section 54.4980B-9 as it applied to "M&A beneficiaries" as that term is defined in Reg. ss. 4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of the Company or any Subsidiary for which the statute of limitations on the assessment of federal income Taxes remains open, a group health plan with the meaning of Section 5000(b)(1) of the Code.

         (e) Except as set forth in SCHEDULE 3.13, each Benefit Plan maintained and administered by the Company or any of the Subsidiaries and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all reporting and disclosure requirements and applicable laws and regulations, including but not limited to ERISA and the Code. Except as set forth in SCHEDULE 3.13, as of the date hereof, no actions, suits, claims (other than routine claims for benefits), taxes, penalties or Liens with respect or relating to the Benefit Plans maintained and administered by the Company and the Subsidiaries are pending or have been assessed or incurred (which assessment or incurrence remains unsatisfied) or, to the Knowledge of the Company, are threatened.

         (f) Except as set forth in SCHEDULE 3.13, each Benefit Plan maintained and administered by the Company or any of the Subsidiaries that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and, to the Knowledge of the Company, nothing has occurred since the date of such determination through the date hereof, that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

         (g) With respect to each Benefit Plan maintained and administered by the Company or any of the Subsidiaries, the Company has provided the Buyer with true and complete copies, to the extent applicable, of (i) the most recent annual report (Form 5500 series) filed with the IRS (with attachments), (ii) the most recent financial statements, and (iii) all governmental rulings and determinations (and pending requests for governmental rulings or determinations).

         (h) As of the Closing, no payment which is or may be made by, from or with respect to any Benefit Plan to any employee, former employee, director or agent of the Company or any Subsidiary, either alone or in conjunction with any other payment, will or could properly be characterized as an "excess parachute payment" under Code Section 280G, determined without regard to any payments that may be made pursuant to any Benefit Plan entered into after the Closing or, in the case of a Benefit Plan entered into at or before the Closing, entered into by or at the direction of the Buyer.

         Section 3.14      LABOR DISAGREEMENTS.

         Since July 14, 2000, neither the Company nor the Subsidiaries have experienced any material labor disputes or any material work stoppages due to labor disagreements, and, to the Knowledge of the Company, there is no such dispute or work stoppage threatened against the Company or the Subsidiaries. Neither the Company nor any Subsidiary is a party to or bound by a collective bargaining agreement with any labor organization. To the Knowledge of the
Company: (a) during the past two (2) years with respect to the Company or the Subsidiaries, no labor organization or group of employees has filed any representation petition or any written demand for recognition as a bargaining unit, and (b) no union organizing or decertification efforts are currently underway with respect to the Company or the Subsidiaries.

         Section 3.15      ENVIRONMENTAL MATTERS.

         (a) Except as set forth in SCHEDULE 3.15, the Company and the Subsidiaries are, and since July 14, 2000 have been, in compliance in all material respects with all applicable Environmental Laws.

         (b) Except as set forth in SCHEDULE 3.15, the Company and the Subsidiaries possess and are in compliance in all material respects with all material permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct their respective businesses.

         (c) Except as set forth in SCHEDULE 3.15, the operations of the Company and the Subsidiaries or, to the Knowledge of the Company, any predecessors of the Company or any Subsidiary, have not resulted in any release of Hazardous Substances on (i) any real property currently or, to the Knowledge of the Company, formerly, owned or leased by the Company or the Subsidiaries and
(ii) to the Knowledge of the Company, any other property with respect to which the Company or any Subsidiary has disposed or arranged the disposal of wastes thereon, in each case to the extent such releases would cause a Governmental Authority to require a remediation or other response action by the Company or any Subsidiary or to the extent such remediation or other response action would be required by Environmental Law.

         (d) Except as set forth in SCHEDULE 3.15, neither the Company nor the Subsidiaries has received since July 14, 2000 any written notice, report or other information from any Governmental Authority regarding any actual or alleged violation of or liability under Environmental Laws relating to any of them, their facilities or any off-site locations.

         (e) Except as set forth in SCHEDULE 3.15, neither the Company nor any of the Subsidiaries own or operate any underground storage tanks regulated under applicable Environmental Laws.

         (f) Except as set forth in SCHEDULE 3.15 or in any of the agreements listed on SCHEDULE 3.10 and except for contracts entered into in the ordinary course of business, neither the Company nor any of the Subsidiaries, has assumed any material liability or obligation of any other Person under Environmental Laws in connection with any contract or agreement where the Company or the Subsidiaries would not have otherwise had such liability absent such contract or agreement.

         (g) The Company and each of its Subsidiaries have provided or made available to Buyer complete and correct copies of results of all material written reports, audits and inspections in the possession of the Company and such Subsidiaries pertaining to the matters covered by this Section 3.15.

         (h) Neither the Sellers, the Company nor any Subsidiary are required to obtain any approval or authorization from, or make any filing with, the New Jersey Department of Environmental Protection under the New Jersey Industrial Site Recovery Act, as amended, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (i)      The representations and warranties contained in this Section
3.15 are the sole representation and warranties of the Company relating to Environmental Laws or environmental matters.

         Section 3.16      BROKERS', FINDERS' FEES, ETC.

         Except for Robert W. Baird & Co. Incorporated, which has been retained by the Company for the benefit of the Sellers, neither the Company nor any Subsidiaries has employed any broker, finder, investment banker or financial advisor as to whom the Company or the Subsidiaries may have any obligation to pay any brokerage or finders' fees or commissions or other compensation (including indemnification obligations) in connection with the transactions contemplated hereby.

         Section 3.17      AFFILIATE TRANSACTIONS.

         Except as disclosed in SCHEDULE 3.17, none of the Partnership, CCS-HGI or any officer or director of either the Company or any Subsidiary or any Immediate Family Member of any such officer or director, or any entity in which the Partnership, CCS-HGI or any such officer or director, directly or indirectly, owns in excess of five percent (5%) of the outstanding equity interest, is a party to any agreement, contract, commitment or transaction with either the Company or the Subsidiaries or has any ownership interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or the Subsidiaries.

         Section 3.18      INSURANCE.

         SCHEDULE 3.18 sets forth a list of all policies of fire, liability, product liability and workmen's compensation insurance held by or on behalf of the Company and the Subsidiaries. All premiums due and payable thereon have been paid, and, as of the date hereof, neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy. With respect to the insurance policies required to be disclosed on SCHEDULE 3.18,

SCHEDULE 3.18 sets forth a true and complete list of all insurance claims pending as of June 1, 2005 and the claims history with respect to historical insurance claims for the Company and the Subsidiaries during the two (2) year period prior to June 1, 2005. Except as set forth on SCHEDULE 3.18 and except for the deductible and coverage limitations under the policies listed on
SCHEDULE 3.18, neither the Company nor its Subsidiaries has any self-insurance programs.

         Section 3.19      BANK ACCOUNTS.

         SCHEDULE 3.19 sets forth a true and complete list of each bank, deposit, lock-box or cash collection, management or other account, of the Company and the Subsidiaries, including the title and number of the account and the financial or other institution at which such account is located.

         Section 3.20      ABSENCE OF UNDISCLOSED LIABILITIES.

         To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any obligations or liabilities (whether accrued, absolute, contingent or otherwise), except (a) liabilities or obligations under contracts or commitments described in SCHEDULE 3.10 or under contracts and commitments which are not required to be disclosed thereon, (b) liabilities under the Benefit Plans listed on SCHEDULE 3.13, (c) liabilities reflected on or accrued or reserved against in the Financial Statements or the Unaudited Financial Statements, (d) liabilities which have arisen after the date of the Unaudited Financial Statements balance sheet in the ordinary course of business (none of which would be expected to have a Material Adverse Effect) and (e) liabilities otherwise disclosed in this Agreement or the Schedules attached hereto.

         Section 3.21      CUSTOMERS.

         SCHEDULE 3.21 contains a true and complete list of all customers of the Company or its Subsidiaries having gross sales during the fiscal year ended November 30, 2004 in excess of $50,000 (the "Major Customers"). Since December 1, 2004, neither the Company nor any of its Subsidiaries has received written notice from a Major Customer that any such Major Customer, and the Company otherwise has no Knowledge that a Major Customer, has or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries.

         Section 3.22      SUPPLIERS.

         SCHEDULE 3.22 contains a true and complete list of suppliers of the Company or its Subsidiaries supplying more than $50,000 in products to the Company or any Subsidiary (as determined by dollar volume) for the fiscal year ended November 30, 2004 (the "Major Suppliers"). Since December 1, 2004, neither the Company nor any of its Subsidiaries has received written notice from a Major Supplier that any such Major Supplier, and the Company otherwise has no Knowledge that a Major Customer, has or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries.

         Section 3.23      PRODUCT WARRANTY.

         Except as set forth on SCHEDULE 3.23 or as provided for in any agreement listed on SCHEDULE 3.10, and except for conditions or warranties implied or imposed by law, as otherwise contained in the Company's or its Subsidiaries' standard terms and conditions of sale, any product label or product insert or any agreement entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries currently provides any warranty in respect of products supplied, manufactured or sold by it. Except as set forth on SCHEDULE 3.23 and except to the extent covered by reserves attributable to product warranty claims, since January 1, 2004, there has been no pattern of material defects in the design or manufacture of any product line sold by the Company and the Subsidiaries prior to the Closing Date that would adversely affect the performance or quality of such product.

         Section 3.24      ACCOUNTS RECEIVABLE.

         Except to the extent of accounts receivable reserves or accruals on the Unaudited Financial Statements, the accounts receivable of the Company and the Subsidiaries shown on the Latest Balance Sheet (a) have arisen out of bona fide sales and deliveries of goods and other business transactions in the ordinary course of business and (b) are not subject to valid defenses, set-offs or counterclaims. As of the Closing, except as set forth on SCHEDULE 3.24 or as provided for in any agreement listed on SCHEDULE 3.10: no Person has any Lien on such accounts receivable or any part thereof, other than Permitted Liens, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable other than in the ordinary course of business. No provision of this Section 3.24 will be deemed a guaranty or assurance of the collectability of any accounts receivable of the Company or its Subsidiaries. To the Company's Knowledge, there are no receivables of the Company or any Subsidiary reflected on the Latest Balance Sheet that are not collectible in the ordinary course of business, other than any such receivables which have been reserved for in the Company's Latest Balance Sheet.

         Section 3.25      INVENTORY.

         All inventory of the Company and its Subsidiaries reflected on the Latest Balance Sheet or acquired by the Company and its Subsidiaries thereafter and before the Closing was acquired in the ordinary course of business and is carried on the books and records of the Company and its Subsidiaries at not in excess of the lower of last-in, first-out cost or market price determined in accordance with GAAP (applied in a manner consistent with past practices of the Company and the Subsidiaries). To the Knowledge of the Company, there are no inventory items reflected on the Latest Balance Sheet which are not saleable in the ordinary course of business, other than those inventory items included in the calculation of the inventory reserves set forth in the Latest Balance Sheet.

         Section 3.26      CONDITION OF ASSETS: SUFFICIENCY ASSETS.

         (a) To the Knowledge of the Company, there are no capital expenditures necessary to continue to operate in the ordinary course of business any buildings, fixtures or equipment currently owned or leased by the Company or any Subsidiary except for normal maintenance capital expenditures in the ordinary course of business.

         (b) The Company and the Subsidiaries own, lease or license or otherwise have adequate rights to use all the assets, properties and rights that the Company and the Subsidiaries currently use to operate the Business.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Company and each of the Sellers as follows:

         Section 4.1       CORPORATE ORGANIZATION.

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         Section 4.2       AUTHORIZATION.

         (a) The Buyer has full corporate power and authority to enter into and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Buyer has taken all actions required to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of the Buyer's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party.

         (b) This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Buyer and assuming due authorization, execution and delivery by the Sellers, constitute valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3       NO VIOLATION.

         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the charter or by-laws of the Buyer, or violate, or be in conflict with, or allow the termination of, or constitute a default under, or cause the acceleration of the maturity of, or create a lien under, any debt or obligation pursuant to any agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or violate in any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Buyer is subject.

         Section 4.4       CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.

         Except for consents, approvals or authorizations which if not received or declarations, filings or registrations which if not made, would not impede the consummation of the transactions contemplated by this Agreement in any material respect, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         Section 4.5       SOPHISTICATED INVESTOR.

         The Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Stock and the Options. The Buyer is acquiring the Stock and the Options for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Buyer acknowledges that the Stock and the Options have not been registered under the Securities Act or any state or foreign securities laws and that the Stock and the Options may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

         Section 4.6       PURCHASE OF STOCK.

         The Buyer is acquiring the Stock solely in order to acquire the assets and business of the Company and the Subsidiaries; the form of transaction is solely for the convenience of the parties and does not create in the Buyer any rights or remedies except as and to the extent expressly provided in this Agreement.

         Section 4.7       BROKERS', FINDERS' FEES, ETC.

         The Buyer has not employed any broker, finder, investment banker or financial advisor as to whom the Buyer may have any obligation to pay any brokerage or finders' fees, commissions or similar compensation in connection with the transactions contemplated hereby.

         Section 4.8       LITIGATION.

         There is no action, proceeding or investigation pending or, to the Buyer's actual knowledge, threatened against the Buyer, which would materially affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.9       CAPITAL ADEQUACY.

         The Buyer has either (i) sufficient cash and available credit facilities, or (ii) sufficient cash and commitments for credit facilities (written evidence of which, together with all amendments or additions thereto, has been provided to the Seller Representative) in either case in an aggregate amount sufficient to pay all of the consideration payable to the Sellers as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Stock and the Options and to pay all related fees and expenses.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.1       TAX MATTERS.

         (a) The Buyer, the Sellers, the Company and the Subsidiaries agree that, for U.S. federal income Tax purposes, the taxable year of the Company and the Subsidiaries beginning on December 1, 2004 shall end on and as of the Closing Date. In the event, as to any state or local jurisdiction, an election or other action is required to be taken to terminate a taxable year of the Company or any of the Subsidiaries on the Closing Date, the Buyer shall cause such election to be made or such other action to be taken. The Buyer, the Sellers, the Company and the Subsidiaries further agree that, except to the extent that as a result of a change in law (including regulations, rulings, decisions, or administrative pronouncements) after the Closing Date, claiming the Tax Deductions could result in the imposition of penalties on the Buyer, the Company or the Subsidiaries, the Tax Deductions shall be claimed on the Tax Returns filed for the Company and the Subsidiaries for the taxable year that includes the Closing Date, and the Buyer, the Sellers, the Company and the Subsidiaries shall not take, and shall cause their respective Affiliates not to take, any action inconsistent with such reporting. The Buyer shall pay to the Seller Representative (on behalf of the Sellers pro rata in accordance with each Seller's Fraction) the amount of any refund of, credit against, or reduction in, Taxes (plus any interest paid thereon) attributable to the Tax Deductions (or any net operating losses arising therefrom) received by the Buyer or any Affiliate of the Buyer (including the Company and the Subsidiaries) after the Closing Date (the "Tax Deduction Benefit") within ten (10) days after recognizing a Tax Deduction Benefit. For purposes of this Section 5.1, the Buyer and its Affiliates shall be treated as recognizing a Tax Deduction Benefit with respect to any taxable period ending on or before the Closing Date when they actually receive a Tax refund with respect to any such period, and the Buyer and its Affiliates shall be treated as recognizing a Tax Deduction Benefit with respect to any other taxable period when it actually receives an increased refund or pays less Taxes, and only to the extent of: (i) in the case of any refund, the difference between (x) the amount of any Tax refund actually received minus (y) the amount of the Tax refund that would have been received if the Tax Deductions had not been claimed, or (ii) in the case of reductions in Taxes paid, whether by credits or deductions, the difference between (x) the amount of Taxes that would have been paid with respect to a taxable period if the Tax Deductions had not been claimed and (y) the amount of any Taxes actually paid with respect to such period. The Seller Representative shall cause to be prepared and filed such Tax Returns (including amendments thereof) and refund claims (including applications for quick refund of estimated Taxes and for tentative refund of Taxes from the carryback of net operating losses), and the Buyer agrees to provide to the Seller Representative such cooperation as may be necessary to maximize the Tax Deduction Benefit to the Sellers. Any such Tax Returns and refund claims shall be subject to the Buyer's consent, which consent shall not be unreasonably withheld or delayed. Neither the Buyer nor the Company shall be entitled to offset against any amounts owed by it to the Seller Representative (on behalf of the Sellers) pursuant to this Section 5.1, any amounts owed by the Sellers to the Buyer pursuant to this Agreement or otherwise.

         (b) To the extent that the Company and the Buyer pay the amount of any Tax Deduction Benefit to the Sellers with respect to any taxable period or portion thereof beginning after the Closing Date, and there is a subsequent increase in the amount of Taxes due for such taxable period resulting from the disallowance of all or a portion of the Tax Deductions, then the allowable Tax Deduction Benefit for all taxable periods or portions thereof beginning after the Closing Date shall be recomputed using the formula set forth in Section 5.1(a), and if the allowable Tax Deduction Benefit under that formula is less than the amount previously paid to the Sellers for all taxable periods or portions thereof beginning after the Closing Date, the Sellers shall indemnify Buyer for an amount equal to the difference, and the Buyer shall thereafter pay the unpaid Tax Deduction Benefit (as recomputed) to the Sellers when it actually realizes such Tax Deduction Benefit, in accordance with the formula set forth in Section 5.1(a)

         (c) Except as provided in Section 5.1(a), the Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Company and the Subsidiaries that are filed after the Closing Date. At least thirty (30) days prior to filing any such Tax Return for a taxable period beginning on or before the Closing Date, the Buyer shall submit a copy of such Tax Return to the Seller Representative for the Seller Representative's consent, which consent shall not be unreasonably withheld or delayed (provided that this paragraph (c) shall not apply to state sales and use Tax Returns which are the subject of Section 5.1(e) below).

         (d) No Tax Return of the Company or the Subsidiaries for any taxable period beginning on or before the Closing Date shall be amended after the Closing Date without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed, unless such amendment is required by law, except as provided in Section 5.1(e). The income Tax Returns of the Company and the Subsidiaries filed after the Closing Date for a taxable period that begins on or before the Closing Date shall not contain any election to waive any carryback period otherwise available with respect to the use of Tax attributes of the Company and the Subsidiaries.

         (e)      The Buyer, except as otherwise expressly provided in this
Section 5.1(e), shall have the right to control all proceedings and settlements relating to sales and use Taxes of the Company or any Subsidiary; it being understood that the Buyer shall promptly notify the Seller Representative of the commencement by any taxing authority of any audit or other proceeding with respect thereto, provided, however, that the failure to give, or timely give, the notice referred to above will not obviate in any way the obligation of the Sellers to indemnify the Buyer or Buyer Affiliates pursuant to Section 8.2(d) with respect to sales and use Taxes of the Company or any Subsidiary.. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates (including the Company and the Subsidiaries) shall, without the consent of the Seller Representative (it being understood that the Seller Representative shall respond to any request for consent within twenty (20) days and shall not unreasonably withhold consent), make any filing or written submission with any state taxing authority after the Closing with respect to any state sales or use Tax relating to a Pre-Closing Tax Period; provided, however, that the Buyer and the Sellers expressly agree that, no earlier than sixty (60) days after the Closing Date, the Buyer, the Company or any Subsidiary may seek, through voluntary disclosure agreements, a resolution of any outstanding sales and use Tax liability that may be owed by the Company and the Subsidiaries to no more than four (4) states with respect to taxable periods beginning no earlier than January 1, 2003 without the consent of the Seller Representative. The Seller Representative shall be entitled, at its expense, to participate in (but not control) any proceedings relating to such resolution.

         (f) The Buyer, the Sellers, the Company and the Subsidiaries and their respective agents and representatives shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon one another's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Subsidiaries on the one hand, and the Sellers on the other, agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any of the Subsidiaries relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, shall allow the requesting party to take possession of such books and records.

         (g) Any Tax refunds (whether by payment, credit, offset, reduction in Tax or otherwise) that are received by the Buyer or any Affiliate of the Buyer (including the Company or the Subsidiaries) that are attributable to the Pre-Closing Tax Period (over and above those addressed in Section 5.1(a)) shall be for the account of the Sellers, and the Buyer shall pay over to the Seller Representative any such Tax refund within ten (10) days following receipt thereof. In addition to Tax refund claims pertaining to the Tax Deductions (which are specifically addressed in Section 5.1(a) and not intended to be covered by this sentence), the Buyer agrees that it will file any other Tax refund claims with respect to any Pre-Closing Tax Period that are reasonably requested by the Seller Representative, provided that all expenses associated with filing and prosecuting such other refund claim shall be borne exclusively by the Sellers, and further provided that any such other claim would not reasonably be expected to result in an increase in Taxes of the Buyer, the Company or the Subsidiaries for any taxable period not within the Pre-Closing Tax Period.

         (h) In the case of any taxable period ending on the Closing Date or any Straddle Period, the portion of any Tax that is attributable to a Pre-Closing Tax Period will be:

                  (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date after giving effect to the transactions contemplated by this Agreement but without giving effect to items attributable to events or elections after the Closing, including without limitation any actual or deemed election under Code Section 338 or any similar provision of state, local or foreign law; and

                  (ii) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

         Section 5.2       PAYMENTS OF INDEBTEDNESS.

         At the Closing, the Buyer shall cause the Company to pay to the holders thereof the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Indebtedness described on SCHEDULE 5.2, such amounts to be paid as referenced in the Payoff Letters, to the extent such amounts are reflected on the Closing Certificate, all in accordance with the Payoff Letters.

         Section 5.3       BOOKS AND RECORDS.

         The Buyer will preserve all books and records of the Company and each of the Subsidiaries received from the Sellers, or held by the Company immediately after the Closing, and provide the Sellers or their agents reasonable access (including the right to photocopy at its own expense) to such books and records in connection with a claim, action, audit, investigation or proceeding by or before a Governmental Authority (subject to execution of a confidentiality agreement reasonably acceptable to the Buyer) for a period of six (6) years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any Governmental Authority.

         Section 5.4       FURTHER ASSURANCES.

         After the Closing, each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement, including in the case of the Sellers by cooperating to release or cause the release of any Liens existing as of the date hereof on any of the Company's or its Subsidiaries' assets (other than Permitted Liens).

         Section 5.5       CERTAIN UNDERSTANDINGS AND DISCLAIMERS.

         (a) The Buyer agrees and acknowledges that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The Buyer also agrees and acknowledges that: (i) the Buyer and its employees, agents and representatives have been afforded complete access to the books, records, key personnel, facilities and other things reasonably related to the Stock and the Options and the business and affairs of the Company and the Subsidiaries and have been given a reasonable opportunity to ask questions relating to the Stock, the Options and the business and affairs of the Company and the Subsidiaries and to receive answers thereto; (ii) in respect of this Agreement and transactions contemplated thereby, the Buyer has not and is not relying on any document or written or oral information, statement, representation or warranty furnished to or discovered by it or any of its Affiliates other than the representations and warranties and other provisions set forth in this Agreement and the Schedules hereto; and (iii) none of the Sellers, the Company or any Subsidiary or any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer's use of, any information not contained in this Agreement and the Schedules hereto (including any offering memorandum, brochure or other publication provided to the Buyer, or any other document or information provided to the Buyer in connection with the sale of the Stock and the Options).

         (b) IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT NO PARTY HERETO OR ANY OF SUCH PARTY'S AFFILIATES, REPRESENTATIVES OR AGENTS IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE HERETO. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE HERETO, THE PARTIES

EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES). NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE COMPANY, ANY SUBSIDIARY NOR ANY SELLER MAKES ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE BUYER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND THE SUBSIDIARIES OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND THE SUBSIDIARIES.

         Section 5.6       PUBLICITY.

         The Buyer, the Company and the Seller Representative shall cooperate with each other in the development and distribution of all press releases relating to the transactions contemplated by this Agreement. Neither the Buyer, on the one hand, nor the Company, the Seller Representative or the Sellers, on the other hand, shall issue or make, or allow to have issued or made, any press release concerning the consummation of the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the Seller Representative or the Buyer, as the case may be, unless otherwise required by applicable legal or stock exchange requirements (such approval not to be unreasonably withheld or delayed).

                                   ARTICLE VI

                          CLOSING DELIVERIES OF SELLERS

         The Sellers shall have delivered or shall have caused to be delivered to the Buyer all of the following items at the Closing, all in form and substance reasonably satisfactory to the Buyer:

         (a) certified resolutions of the Board of Directors of the Company and of the general partner of the Partnership authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, along with a certificate executed on behalf of the Company and of the general partner of the Partnership by its Secretary or Assistant Secretary certifying to the Buyer that such copies are true, correct and complete copies of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

         (b)      certificates representing the Stock as provided in Section
1.4;

         (c) the stock books, stock ledgers and minute books of the Company and the Subsidiaries;

         (d) a certificate of the Secretary or Assistant Secretary of each of the Company and the Subsidiaries, certifying as to the Certificate of Incorporation, Bylaws or equivalent charter documents and, with respect to the Company, incumbency and signatures of officers of the Company;

         (e) certificates from appropriate authorities, dated as of the Closing Date, as to the good standing, qualification to do business of the Company and the Subsidiaries in the jurisdictions in the United States where they are organized or qualified to conduct business;

         (f) the resignation of each director and of each non-employee officer of the Company and the Subsidiaries;

         (g) the Closing Certificate duly executed by a Vice President of Copperfield as provided in Section 1.6(c);

         (h) an affidavit from each Seller that such Seller is not a foreign Person within the meaning of Section 1445 of the Code;

         (i) payoff letters for any Indebtedness to be paid by the Company at the Closing (collectively, the "Payoff Letters") in accordance with Section
5.2 herein, and evidence of either the release of all Liens related to such Indebtedness or of the agreement by the party secured by any such Liens that such Liens will be terminated upon payment in full of the applicable Indebtedness;

         (j) the Escrow Agreement, executed by each Seller, the Seller Representative and the Escrow Agent;

         (k) noncompetition and confidentiality agreements executed by each Seller and the Buyer upon terms and conditions agreed to by each such Seller and the Buyer; and

         (l) evidence of termination of the agreements and instruments listed on SCHEDULE 6(L).

                                   ARTICLE VII

                         CLOSING DELIVERIES OF THE BUYER

         The Buyer shall have delivered to the Sellers or the Seller Representative, as appropriate, all of the following items at the Closing, all in form and substance reasonably satisfactory to the Seller Representative:

         (a)      the Estimated Purchase Price as set forth in Section 1.6(a);

         (b) evidence, in the form of federal reference numbers, of the payment in full of the Indebtedness described in SCHEDULE 5.2; and

         (c) the Escrow Agreement, executed by the Buyer and the Escrow Agent, together with the delivery of the Escrow Amount to the Escrow Agent thereunder by wire transfer to an account specified by the Escrow Agent.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.1       INDEMNIFICATION OF THE SELLERS.

         The Buyer shall indemnify and hold harmless the Sellers (and their respective partners, employees, agents, Affiliates, successors, heirs, and legal representatives) from and against any and all Losses arising out of or incurred with respect to (a) any breach of any or all of the Buyer's representations and warranties in this Agreement or (b) the breach or nonperformance of any covenant or obligation to be performed by the Buyer hereunder or under any agreement executed in connection herewith. Notwithstanding the foregoing, except for any breach of the representations and warranties in Sections 4.2, 4.5, 4.6, 4.7 or 4.9, the liability of the Buyer for breaches of representations and warranties under Section 8.1(a) of this Agreement shall be limited as follows: (i) the Buyer shall have no liability for any such breaches until (A) the aggregate of all Losses arising out of any Claim exceeds the Minimum Claim Amount and (B) the aggregate of all such Losses exceeds Seven Hundred Thousand Dollars ($700,000) and then only for the amount of such Losses in excess of Three Hundred Fifty Thousand Dollars ($350,000); and (ii) the aggregate liability of the Buyer after Closing for all such Losses shall not exceed Seven Million Dollars ($7,000,000) (the "Maximum Amount").

         Section 8.2       INDEMNIFICATION OF THE BUYER.

         The Sellers, severally and not jointly, shall indemnify and hold harmless the Buyer (and its Affiliates and their respective directors, officers and agents) from and against any and all Losses arising out of or incurred with respect to (a) any breach of such Seller's representations and warranties in this Agreement or any Schedule, (b) any breach of the Company's representations and warranties in this Agreement or any Schedule, (c) the breach or nonperformance of any covenant or obligation to be performed by such Seller hereunder or under any Schedule or any agreement executed in connection herewith, (d) except as otherwise provided in Section 9.7, any Tax (including any income Tax or any sales or use or similar Tax) of the Company or any Subsidiaries attributable to any Pre-Closing Tax Period, including any failure to pay or fully pay such Tax, (e) any indemnification obligations of the Company or its Subsidiaries under their relevant certificates or articles of incorporation, by laws or other organizational documents or under any contract or agreement or under any applicable statute or law with respect to officers (to the extent such officers are employees of Harbour Group Industries, Inc. or its Affiliates (other than the Company or any Subsidiary)) or directors of the Company or any Subsidiary prior to the Closing, (f) any Excess Assumed Historic Acquisition Liability Amount and (g) except to the extent fully covered by insurance (it being understood that a party's liability for deductibles, co-payments or amounts in excess of policy limits constitute such party's not being "fully covered" for this purpose) and subject to such other conditions set forth thereon, the matters listed on SCHEDULE 8.2. Notwithstanding the foregoing, except for any breach of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.6, 3.1(a) (first sentence only), 3.1(b), 3.1(c), 3.3,
3.4, 3.12 and 3.16, the liability of the Sellers for breaches of representations and warranties under Section 8.2(a) or 8.2(b) of this Agreement shall be limited as follows: (i) the Sellers shall have no liability for any such breaches until
(A) the aggregate of all Losses arising out of any Claim exceeds the Minimum Claim Amount and (B) the aggregate of all such Losses exceeds Seven Hundred Thousand Dollars ($700,000) and then only for the amount of such Losses in excess of Three Hundred Fifty Thousand Dollars

($350,000) and (ii) the aggregate liability of the Sellers after Closing for all such Losses shall not exceed the Maximum Amount. A "Claim" for purposes of this Agreement means any single or individual claim for Loss or any aggregated set of claims for Losses derived from the same or related facts, events or circumstances. The "Minimum Claim Amount" for the purposes of this Agreement means (i) in the case of Section 3.26(a), $75,000, and (ii) in the case of any other representation and warranty, $50,000. Any Claim made under Section 8.2(g) shall be subject to a Minimum Claim Amount of $20,000. The Sellers' obligations under Section 8.2(g) shall expire on the date four (4) years from the date hereof.

         Section 8.3       ADDITIONAL INDEMNITY PROVISIONS.

         The indemnification obligations of the Buyer and the Sellers hereunder shall be subject to the following terms and conditions:

         (a) The Buyer, on behalf of itself and each of its Affiliates, successors and assigns and all Persons who may claim any rights through any of them (collectively, the "Buyer Affiliates"), hereby agrees that notwithstanding anything to the contrary contained in this Agreement the liability and obligations of each Seller under or in connection with this Agreement and the transactions contemplated hereby shall be several and not joint. Accordingly, each Seller shall be liable to the Buyer only for (a) the aggregate amount of all Losses arising out of the breach of any representation or warranty or covenant of such Seller, including the warranty of title for the Stock, or any breach by such Seller of its obligation under this Agreement to deliver its Stock free and clear of Liens, and (b) such Seller's Fraction of the aggregate amount of all Losses or liabilities, other than those described in clause (a), for which Sellers may be liable hereunder; and no Seller shall have any liability for the obligations of any other Seller hereunder. The Buyer, for itself and the Buyer Affiliates, hereby further irrevocably and unconditionally waives any right it may have to hold any Seller liable for the obligations of any other Seller. The aggregate liability of any Seller under Section 8.2 shall not exceed such Seller's pro rata share of the Purchase Price for the Stock and the Options sold by such Seller to the Buyer hereunder. Notwithstanding the foregoing and anything to the contrary herein, nothing in this Section 8.3(a) or elsewhere in this Agreement shall be deemed to limit or restrict the rights of the Buyer or any Buyer Affiliate under the Escrow Agreement.

         (b) No claims for indemnification shall be made by the Buyer to the extent that the Losses claimed were reflected through their inclusion as Indebtedness or through their inclusion as liabilities or reserves in Working Capital and taken into account in determining the Closing Adjustment or result from a failure to timely pay the Option Tax Withholding Amount or the Applicable Employer Payroll Tax Amount arising in respect of the sale of the Options under this Agreement to the appropriate taxing authority.

         (c) Except in the case of actual and willful fraud and except as provided in Section 9.14, the sole recourse and exclusive remedy of the Buyer and the Sellers against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the Buyer's acquisition of the Stock and the Options, shall be to assert a claim for indemnification under the indemnification provisions of Sections 8.1 and 8.2.

         (d) Without limiting the generality or effect of Section 8.3(c), as a material inducement to the other parties hereto entering into this Agreement, each party to this Agreement hereby (i) waives, and forever releases and discharges the other parties and their respective representatives or affiliates from, by reason of or relating to the breach of this Agreement and the transactions contemplated hereby, any claim or cause of action which it otherwise might assert (except as otherwise provided in Section
9.14 hereof), including under the common law or federal or state securities, trade regulation, environmental (including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601, et seq.)) or other laws, except for claims or causes of action for which contractual indemnification may be sought under and subject to the express terms and conditions of this Article VIII, (ii) agrees not to, and to cause its and representatives or affiliates controlled by it not to, directly or indirectly, institute, prosecute or aid in the prosecution of any claim, demand, cause of action, suit or other proceeding against any other party or representative or affiliate thereof, which is the subject of clause (i) of this Section 8.3(d), and (iii) agrees that, regardless of the foregoing provisions, no party will have any liability or obligation in respect of any claim or cause of action that is or may be brought for breach of this Agreement except in respect of Losses, and then only to the extent expressly provided in this Article VIII.

         (e) The term "Loss" or "Losses" shall mean any and all liabilities, judgments, penalties, interest, damages, fines, losses and costs and expenses, including but not limited to, reasonable attorneys fees and accounting fees and related disbursements. The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds or indemnification payments (net of direct collection expenses) actually received by the Buyer, the Company or the Subsidiaries on account of such Loss. The Buyer, the Company and the Subsidiaries shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, however, that it is expressly understood and agreed that neither the Buyer, the Company nor any Subsidiary shall be under any obligation to initiate, defend or pursue any litigation, arbitration or other proceedings against any third party insurer of the Buyer, the Company or any Subsidiary under such insurance policies. In the event that an insurance recovery is made or indemnification payment is received by the Buyer, the Company, the Subsidiaries or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or payment (net of all direct collection expenses) shall be made promptly to the Seller Representative (on behalf of the Sellers) or if the Loss has not yet been determined or paid by the Sellers, the Sellers' indemnification obligation in respect of the Loss shall be reduced by the aggregate amount of the insurance recovery or indemnification payments (net of all direct collection expenses). To the extent that an Indemnified Party recognizes any Tax benefit in connection with a Loss, the amount of any indemnity payments shall be adjusted when, as, and to the extent any such Tax benefit is actually recognized. For purposes of this section, an Indemnified Party shall be treated as recognizing a Tax benefit with respect to any Loss when it actually receives an increased refund or pays less Taxes, to the extent of: (i) in the case of any refund, the difference between (x) the amount of any Tax refund actually received minus (y) the amount of the Tax refund that would have been received if the Tax deductions or credits relating to the Loss had not been claimed, or (ii) in the case of reductions in Taxes paid, whether by credits or deductions, the difference between (x) the amount of Taxes that would have been paid with respect to a taxable period if the Tax deductions or credits relating to the Loss had not been claimed and (y) the amount of any Taxes actually paid with respect to such period.

         (f) In the event that any party to this Agreement proposes to make any claim for indemnification pursuant to this Article VIII as a result of a Third Party Claim, the party making the claim (or with such right) (the "Indemnified Party") shall promptly deliver on or prior to the date upon which the applicable representations and warranties expire pursuant to the terms of this Agreement and within a reasonable time of discovery of such Third Party Claim a notice signed by the Indemnified Party or an officer of the Indemnified Party (the "Claim Notice") to the Seller Representative or the Buyer, whichever is applicable (such party from whom indemnification is sought, the "Indemnifying Party"), which Claim Notice shall (i) state the occurrence giving rise to the claim; (ii) specify the Section of this Agreement under which such claim is made; and (iii) specify in reasonable detail the nature of the claim, provided, however, that the failure to give, or timely give, the notice referred to above will not obviate in any way the obligation of the Sellers to indemnify the Buyer or Buyer Affiliates except to the extent the Sellers have been prejudiced thereby.

         (g)      Any payments made as indemnification under Section 8.1 or
Section 8.2 shall be considered adjustments to the Purchase Price.

         (h) In the event the Buyer or any Buyer Affiliate seeks indemnification with respect to a claim for alleged Losses under this Article VIII against any Seller or Sellers and if and to the extent a court of competent jurisdiction determines that the Buyer or any such Buyer Affiliates are not entitled to indemnification hereunder with respect to such alleged Losses, the Buyer and any such Buyer Affiliates shall pay to such Seller or Sellers all fees and costs, including reasonable attorney fees, incurred by such Seller or Sellers in connection with such litigation, including any appeal therefrom. In the event the Buyer or any Buyer Affiliate seeks indemnification with respect to a claim for alleged Losses under this Article VIII against the Sellers and if and to the extent a court of competent jurisdiction determines that the Buyer or Buyer Affiliates is or are entitled to indemnification hereunder with respect to such alleged Losses, the applicable Seller or Sellers shall pay to the Buyer or any such Buyer Affiliate all fees and costs, including reasonable attorney fees, incurred by the Buyer or any such Buyer Affiliate in connection with such litigation, including any appeal therefrom.

         (i) WITHOUT LIMITING THE FOREGOING, THE BUYER AND THE BUYER AFFILIATES SHALL NOT BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VIII WITH RESPECT TO INCIDENTAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES (OTHER THAN SUCH DAMAGES RECOVERABLE BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM).

         (j) In the event the Buyer or Buyer Affiliates are entitled to indemnification for Losses pursuant to Section 8.2, the Buyer or Buyer Affiliates shall, unless otherwise agreed to in writing by the Seller Representative, first seek payment for such Losses from the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement.

         (k) Except with respect to the representations and warranties set forth in Sections 3.6, 3.7(a) and 3.20(d), for purposes of determining whether there has been a breach of representation or warranty and for purposes of calculating the amount of Losses incurred by the Indemnified Party arising out of or resulting from, any breach of a representation or warranty, the references to a "Material Adverse Effect" or materiality in such representation or warranty shall be disregarded.

         (l) The indemnification obligations set forth in this Article VIII shall not be limited by any investigation made prior to Closing by or on behalf of any of the parties hereto or the knowledge of the parties or the decision of any such party to proceed with the Closing. Notwithstanding anything to the contrary herein, the Buyer shall have the right, irrespective of any knowledge or investigation by the Buyer, to rely fully on the representations, warranties and covenants of the Sellers and the Company contained herein.

         (m) The Buyer and the Buyer Affiliates, as applicable, shall use commercially reasonable efforts to mitigate any Losses with respect to any matters for which the Buyer or the Buyer Affiliates seek or may seek indemnification under this Article VIII.

         Section 8.4 DEFENSE OF THIRD PARTY CLAIMS AND EXTENSION OF STATUTE OF LIMITATIONS.

         (a) Except as otherwise provided in Section 5.1(e), the Indemnifying Party shall have the right in its discretion and at its expense to participate in and control (except that the Indemnifying Party may not so elect to control without the Indemnified Party's consent unless (A) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the provisions of this Article VIII, (B) the suit, action or claim does not seek to impose any liability or obligation upon the Indemnified Party other than for money damages and (C) the amount of Losses for which the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder is greater than 50% of the damages alleged in such Third Party Claim)
(i) the defense or settlement of any claim, suit, action or proceeding (including appeals) for money damages in respect of such item (or items) by any Person other than the Indemnified Party (a "Third Party Claim"), subject to the prior written consent of the Indemnified Party with respect to any settlement which subjects the Indemnified Party to any liability or obligation, including monetary damages and (ii) any and all negotiations with respect thereof. The Indemnified Party shall not settle any such Third Party Claim or agree to extend any applicable statute of limitations without the prior written approval of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. The Indemnified Party will, at the Indemnifying Party's expense, provide the Indemnifying Party with all reasonably available information, assistance and authority to enable the Indemnifying Party to effect such defense or settlement If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing or unless there exists a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such action. If the Indemnifying Party (y) has failed to assume the defense and employ counsel, or (z) is prohibited from assuming the defense pursuant to this Section 8.4, the Indemnified Party shall have the right to participate in and control the defense of any Third Party Claim, and the fees and expenses of counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party. If the Indemnified Party controls the defense, the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any claim, suit, action or proceeding controlled by the Indemnified Party, which settlement is effected without the written consent of the Indemnifying Party. In the event the Indemnified Party is defending any Third Party Claim, the Indemnifying

Party will provide the Indemnified Party with all reasonably available information, assistance and authority to enable the Indemnified Party to effect such defense or settlement. The rights of the Sellers under this Section 8.4 to participate in and control the defense or settlement of any claim, suit, action or proceeding shall be exercised only by the Seller Representative as agent for all the Sellers.

         (b) Notwithstanding the foregoing Section 8.4(a), the Buyer or the Company, on the one hand, and the Seller Representative, on the other hand, shall jointly control at their own expense any matter or proceeding relating solely to Taxes attributable to a Straddle Period, and neither the Buyer nor the Seller Representative shall settle any such proceeding without the consent of the other party, which shall not be unreasonably withheld or delayed.

         (c) Notwithstanding anything to the contrary in this Section 8.4, should any claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the claim will be borne by it and part of the claim will be borne by the Indemnifying Party due to the existence of the limitation amounts in Section 8.2, the parties shall jointly consult and proceed as to any such claim.

         Section 8.5       DISCLOSURE GENERALLY.

         If and to the extent any information required to be furnished in any
Schedule is contained in this Agreement or in any other Schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent the applicability of such disclosure to such other Schedule is readily apparent on its face. The inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgement by the Company, the Subsidiaries or the Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or the Subsidiaries.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         Section 9.1       AMENDMENT AND MODIFICATION.

         This Agreement may be amended, modified and supplemented only by written agreement of each of the parties hereto.

         Section 9.2       WAIVER OF COMPLIANCE.

         Any failure of any party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 9.3       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The respective representations and warranties of the parties contained herein or in any certificate delivered at Closing pursuant to this Agreement shall survive the Closing and shall expire and terminate on December 31, 2006, except for (a) claims for the breach of any representation or warranty herein made pursuant to Article VIII on or prior to the expiration date of such representation or warranty as set forth in this Section 9.3, which claims and the provisions of Article VIII shall survive until the liability is finally determined; (b) the representations and warranties contained in Sections 3.5 and 3.15, which representations and warranties shall survive the Closing and shall expire on June 30, 2008; (c) the representations and warranties contained in Section 3.13, which representations and warranties shall survive the Closing and shall expire on June 30, 2009; and
(d) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.6, 3.1(a) (first sentence only), 3.1(b), 3.1(c), 3.3, 3.4, 3.12, 3.16, 4.2, 4.5,
4.6 and 4.7, which representations and warranties shall survive the Closing and shall expire upon termination of the applicable statute of limitations. Thereafter, no party shall be under any liability whatsoever with respect to any such representation or warranty.

         Section 9.4       NOTICES.

         All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by fax transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

              (a)   if to the Sellers to:

                    c/o Harbour Group Industries, Inc.
                    7701 Forsyth Boulevard, Suite 600
                    St. Louis, Missouri  63105
                    Fax:   (314) 727-9912
                    Attention:      Samuel A. Hamacher
                                    Executive Vice President


                    with a copy to:

                    Dickstein Shapiro Morin & Oshinsky LLP
                    2101 L Street, N.W.
                    Washington, D.C.  20037
                    Fax:   (202) 887-0689
                    Attention:      Ira H. Polon, Esquire


               (b)  if to the Buyer to:

                    Interline Brands, Inc.
                    801 West Bay Street
                    Jacksonville, FL  32204
                    Fax:  (904) 421-1400
                    Attention: Laurence W. Howard, General Counsel with a copy to:

                    Dechert LLP
                    4000 Bell Atlantic Tower
                    1717 Arch Street
                    Philadelphia, PA  19103
                    Fax:  (215) 994-2177
                    Attention:  David S. Denious, Esq.

         Section 9.5       BINDING NATURE; ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties. Except for the Buyer Affiliates solely with respect to their rights to indemnification under Article VIII herein, nothing contained in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers or principals of any of the parties hereto (in their capacities as such), by reason of any breach or violation of any of the provisions hereof or otherwise, and no party hereto shall have any rights against, or be entitled to sue or seek any recovery from, any such Persons (in their capacities as such).

         Section 9.6       ENTIRE AGREEMENT.

         This Agreement, together with the Schedules and Exhibits attached hereto, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no promises, representations, warranties, covenants or undertakings with respect to this Agreement and the events giving rise thereto other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 9.7       EXPENSES.

         Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; provided that all sales, documentary, stamp, excise, transfer and notarial fees and taxes and the like arising from or relating to the purchase of the Stock and the Options shall be paid by the Buyer, provided further that, except to the extent taken into account in determining the Unpaid Company Transaction Expenses, the Sellers shall pay the Transaction Expenses incurred by the Company prior to Closing. The Sellers shall pay the fees and expenses of Robert W. Baird & Co. Incorporated incurred in connection with the transactions contemplated hereby. Each Seller shall pay such Seller's Fraction of the aggregate expenses of the Sellers hereunder, and the Seller Representative shall deduct such Seller's share of such expenses and any other anticipated obligations of the Sellers with respect to this Agreement from any amount otherwise payable to any such Seller hereunder.

         Section 9.8       SELLER REPRESENTATIVE.

         By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Harbour Group IV Management Co., L.L.C., a Delaware limited liability company and general partner of the Partnership, as the true and lawful agent and attorney-in-fact (the "Seller Representative") of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby as the Seller Representative may deem appropriate, including, without limitation, the transfer of the Stock and the Options owned by the Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement or the Escrow Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including the power:

         (i) to act for the Sellers with regard to matters pertaining to the determination of the Closing Adjustment and pertaining to the indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Sellers and to transact matters of litigation;

         (ii) to execute and deliver all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement;

         (iii) to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price or any amounts distributed under the Escrow Agreement;

         (iv) to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as the Sellers could do if personally present; and

         (v) to receive service of process in connection with any claims under this Agreement or the Escrow Agreement.

         The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to the Sellers shall be made to the Seller Representative for the benefit of the Sellers and shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto. The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the Seller Representative of the Sellers. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement and the Escrow Agreement, but the Seller Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Seller Representative of its duties under this Agreement or the Escrow Agreement, other than loss or damage arising from willful violation of the law by the Seller Representative of its duties under this Agreement or the Escrow Agreement.

         If any individual Sellers should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Seller Representative pursuant to this Section 9.8 shall be valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Seller Representative or the Buyer shall have received notice of such death, incapacity, termination or other event.

         Section 9.9       GOVERNING LAW.

         This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

         Section 9.10      JURISDICTION.

         Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. Each Seller and the Buyer agree that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.10.

         Section 9.11      SEVERABILITY.

         If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         Section 9.12      INTERPRETATION.

         All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision,
(ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be constructed fairly as to all parties hereto and not in favor or against any party, regardless of which party was generally responsible for the preparation of this Agreement. All references to Schedules and Exhibits refer to the Schedules and Exhibits of this Agreement, unless otherwise expressly provided. The term "including" means "including without limitation." Reference in this Agreement to the Sellers shall mean the Sellers or any one or more of the Sellers.

         Section 9.13      LEGAL REPRESENTATION.

         The Buyer, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Sellers and their counsel, including Dickstein Shapiro Morin & Oshinsky LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Sellers and such counsel.

         Section 9.14      SPECIFIC PERFORMANCE.

         Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that, in addition to any other remedy to which such party may be entitled at law or in equity, they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement, the terms and provisions hereof.

         Section 9.15      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

         Section 9.16      RELEASE BY SELLERS.

         (a) Each Seller, for such Seller and all of such Seller's agents and assigns, hereby releases effective at the Closing, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company and the Subsidiaries and their respective successors and assigns (collectively, "Releasees"), arising from or relating to any matter, cause or event occurring contemporaneously with or prior to the Closing other than any claims (i) arising under this Agreement or any other Transaction Document to which such Seller is a party and (ii) with respect to any Seller that is or was an employee of the Company or any Subsidiary, such Seller's employment with the Company or any Subsidiary, including any compensation (including pursuant to any bonus plans, as may be due such Seller) and any payments or benefits as may be due to such Seller under any employee benefit plan of the Company or any Subsidiary (the "Released Claims").

         (b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based on or arising from any of the Released Claims.

         (c) If any provision of this Section 9.16 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 9.16 will remain in full force and effect. Any provision of this
Section 9.16 held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

         Section 9.17      RELEASE BY THE COMPANY.

         (a) The Company and each Subsidiary, for itself and its agents and assigns, hereby releases effective at the Closing, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Partnership, CCS-HGI, any present or former director, officer, employee or agent of any of the Partnership or CCS-HGI or any of their respective Affiliates and successors and assigns (collectively, "Seller Releasees"), arising from or relating to any matter, cause or event occurring contemporaneously with or prior to the Closing relating to the Company or any Subsidiary (the "Seller Released Claims"). Notwithstanding the foregoing, the Seller Released Claims shall not include any obligations of the Partnership or CCS-HGI under this Agreement, any Schedule hereto or any other Transaction Document to which the Partnership or CCS-HGI is a party.

         (b) Each of the Buyer and the Company hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any proceeding of any kind against any Seller Releasee, based on or arising from any of the Seller Released Claims.

         (c) If any provision of this Section 9.17 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 9.17 will remain in full force and effect. Any provision of this
Section 9.17 held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.


               [The Balance of This Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Sale Agreement as of the date first written above.


                                   CCS ENTERPRISES, INC.


                                   By:  /s/ Mark D. Leeker
                                        ---------------------------------------
                                        Name: Mark D. Leeker
                                        Title:   Vice President


                                   SELLERS:


                                   HARBOUR GROUP INVESTMENTS IV, L.P.


                                   By: HARBOUR GROUP IV MANAGEMENT CO., L.L.C., its general partner


                                        By:   /s/ Samuel A. Hamacher
                                              ---------------------------------
                                              Name: Samuel A. Hamacher
                                              Title:   Additional Manager



                                   CCS-HGI ASSOCIATES, L.P.

                                   By:  HARBOUR GROUP INDUSTRIES, INC.,
                                        its general partner


                                        By:   /s/ Samuel A. Hamacher
                                              ---------------------------------
                                              Name: Samuel A. Hamacher
                                              Title:   Executive Vice President



                                   /s/ Robert  T. Daniels
                                   --------------------------------------------
                                   Robert T. Daniels



                                   /s/ Luann B. Morton
                                   --------------------------------------------
                                   Luann B. Morton


              [Signature Page to Stock Purchase and Sale Agreement]

                                   /s/ Gregory Polakow
                                   --------------------------------------------
                                   Gregory Polakow



                                   /s/ Shannon Palmer
                                   --------------------------------------------
                                   Shannon Palmer



                                   BUYER:


                                   INTERLINE BRANDS, INC.


                                   By:  /s/ Laurence W. Howard
                                        ---------------------------------------
                                        Name: Laurence W. Howard
                                        Title:  Vice President, General Counsel
                                                and Secretary






              [Signature Page to Stock Purchase and Sale Agreement]

                                    EXHIBIT A


                                     SELLERS

         SELLER                      SHARES OWNED       OPTIONS OWNED       SELLER'S FRACTION
         ------                      ------------       -------------       -----------------
Harbour Group Investments IV, L.P.        813,800              33,322                78.81%

CCS-HGI Associates, L.P.                   89,835               ---                   8.36%

Robert T. Daniels                         117,421              4,330                 11.33%

Luann B. Morton                             5,375               ---                   0.50%

Gregory Polakow                             5,375               ---                   0.50%

Shannon Palmer                              5,375               ---                   0.50%

                                                                       EXHIBIT B


                                     FORM OF

                               CLOSING CERTIFICATE


              The undersigned, Shannon Palmer, in his capacity as Vice President of Copperfield Chimney Supply, Inc., an Oklahoma corporation (the "Company'), pursuant to Section 1.6(c) of that certain Stock Purchase and Sale Agreement, dated July ___, 2005 (the "Stock Purchase Agreement"), by and among CCS Enterprises, Inc., a Delaware corporation ("CCS"), the shareholders of CCS listed on Exhibit A thereto, and Interline Brands, Inc., a New Jersey corporation, hereby sets forth his best estimate of the amounts described below as of the date hereof:

                     Item                                          Amount
                     ----                                          ------

Estimated Cash Balance                                        $______________

Estimated Indebtedness                                        $______________

Estimated Working Capital                                     $______________

Estimated Working Capital Adjustment                          $______________

Estimated Unpaid Company Transaction Expenses                 $______________

Seller Notes Amount                                           $______________

Option Exercise Amount                                        $______________


              Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Stock Purchase Agreement.


                                             ---------------------------------
                                             Shannon Palmer
                                             Vice President



Dated:  July ___, 2005

                                                                       EXHIBIT C


                                     FORM OF
                                ESCROW AGREEMENT

                  THIS ESCROW AGREEMENT, dated July 7, 2005 (the "Agreement"), by and among Interline Brands, Inc., a New Jersey corporation (the "Buyer"), each of the Persons listed on Exhibit A attached hereto (the "Sellers"), Harbour Group IV Management Co., L.L.C., a Delaware limited liability company, in its capacity as the Seller Representative (the "Seller Representative"), and LaSalle Bank National Association, a national banking association, as escrow agent (the "Escrow Agent").


                  WHEREAS, the Buyer, CCS Enterprises, Inc., a Delaware corporation, and the Sellers have entered into that certain Stock Purchase and Sale Agreement (the "Stock Purchase Agreement"), dated the date hereof, providing for the sale by the Sellers to the Buyer of all of the Stock and Options (each as defined in the Stock Purchase Agreement); and


                  WHEREAS, Section 1.6(a) of the Stock Purchase Agreement provides for the delivery of a sum equal to Four Million Dollars ($4,000,000) (the "Escrow Amount") to the Escrow Agent on the Closing Date, such Escrow Amount to be delivered to and maintained by the Escrow Agent in accordance with the terms of this Agreement.


                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

         1.       Definitions.

                  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement. Notwithstanding the foregoing, or any contrary provisions of this Agreement, it is understood that the Escrow Agent is not a party to, nor does the Escrow Agent consent to, any provisions of the Stock Purchase Agreement. References in this Agreement to the Stock Purchase Agreement are for reference by the principals only, and the parties agree that the Escrow Agent shall not be responsible for compliance with any provisions of the Stock Purchase Agreement or any agreement other than this Agreement.

         2.       Deposit of Escrow Funds.

                  Upon the execution of this Agreement, the Buyer will deliver to the Escrow Agent the Escrow Amount by wire transfer, the receipt of which shall be acknowledged by the Escrow Agent. The Escrow Agent shall deposit the Escrow Amount in an account identified as being established pursuant to this Agreement (the "Escrow Account"). The Escrow Agent will hold the Escrow Amount, together with all investments thereof, additions thereto and all income accumulated thereon and proceeds therefrom (collectively, the "Escrow Funds"), in escrow upon the terms and conditions set forth in this Agreement and shall not withdraw the Escrow Funds from the Escrow Account except as provided herein.
The Escrow Funds shall be allocated among the Sellers pro rata in accordance with their respective Seller's Fraction. The Buyer and each Seller acknowledge and agree that (a) the General Claims Escrow Fund (as defined herein) secures the obligations, if any, of the Sellers pursuant to Sections 1.6(d) and 8.2 of the Stock Purchase Agreement and secures no other obligations of any kind of the Sellers or any Seller and (b) the Tax Escrow Fund (as defined herein) secures the obligations, if any, of the Sellers under Section 8.2(d) of the Stock Purchase Agreement to the extent such obligation relates to sales or use Tax of the Company or any Subsidiary attributable to any Pre-Closing Tax Period and secures no other obligations of any kind of the Sellers or any Seller.

         3.       Investments.

         (a) The Escrow Agent shall invest and reinvest from time to time the Escrow Funds (i) in any obligation of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States supports the obligation or guarantee of such agency or instrumentality), (ii) in any money market fund that invests solely in such obligations or types described in clause
(i), or (iii) in any other investment agreed to in writing by the Buyer and the Seller Representative. In the absence of written direction from the Buyer and the Seller Representative, the Escrow Agent shall invest the Escrow Funds in the Federated Government Obligations Fund (Trust Shares). Investments may be executed by the Escrow Agent's own Bond Department. To the extent the Escrow Agent invests any funds in the manner provided for in this Section 3(a), no party hereto shall be liable for any loss which may be incurred by reason of any such investment.

         (b) The Escrow Agent shall have the power to reduce, sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Funds pursuant to Sections 3 or 4. The Escrow Agent shall have no liability for any investment losses resulting from the investment, reinvestment, sale or liquidation of any portion of the Escrow Funds, except in the case of the gross negligence or willful misconduct of the Escrow Agent.

         (c) On the third business day of each calendar quarter of each year this Agreement is in effect, beginning with October 5, 2005, the Escrow Agent shall pay to the Seller Representative (on behalf of the Sellers pro rata in accordance with their respective Seller's Fraction), by wire transfer or bank check in accordance with written instructions provided from time to time by the Seller Representative to the Escrow Agent, forty percent (40%) of all income earned on the Escrow Amount during the preceding calendar quarter. Such earned income shall be allocated among the Sellers pro rata in accordance with their respective Seller's Fraction. Such payments shall be made regardless of the existence of any claims made against the Escrow Funds or amounts set aside for such claims by the Escrow Agent in accordance with Section 4 herein.

         (d) Notwithstanding any other provision of this Agreement, the Escrow Agent shall release all or any portion of the Escrow Funds in accordance with any joint written direction from the Buyer and the Seller Representative.

         4.       Escrow Funds.

         (a) The Escrow Amount shall be divided into two (2) separate funds, which shall be accounted for separately but may be invested jointly. The first fund shall be known as the "General Claims Escrow Fund" and shall consist of Three Million Five Hundred Thousand Dollars ($3,500,000.00), plus, subject to
Section 3(c), all income accumulated thereon and proceeds therefrom. The second fund shall be known as the "Tax Escrow Fund" and shall consist of Five Hundred Thousand Dollars ($500,000.00), plus, subject to Section 3(c), all income accumulated thereon and proceeds therefrom.

         (b)      General Claims Escrow Fund.

                  (i) At any time, and from time to time, during the period from the Closing through the General Claims Escrow Expiration Date (as defined in Section 4(b)(vii) hereof), subject to the limitations set forth in Section 4(c)(vi), the Buyer may give to the Escrow Agent and the Seller Representative one or more notices (each, a "Notice") that the Buyer determines in good faith that it or a Buyer Affiliate is entitled to receive payment from the Sellers pursuant to the indemnification obligations of Sellers under Section 8.2 of the Stock Purchase Agreement. Subject to the limitations set forth in Section 4(c)(vi), upon receipt of a Notice, the Escrow Agent shall: (A) if such Notice sets forth the amount of a claim reasonably estimated in the good faith opinion of the Buyer, hold a portion of the General Claims Escrow Fund equal to the amount of such claim as set forth in such Notice (or, if the amount set forth exceeds the entire amount of the General Claims Escrow Fund, the entire General Claims Escrow Fund) in escrow until receiving notice of a General Claims Determination (as defined in paragraph 4(b)(iii) below) with respect to such claim, or (B) if such Notice states, in the good faith opinion of the Buyer, that the maximum possible Losses which may arise from such claim are not reasonably ascertainable by the Buyer, the Escrow Agent shall hold the entire amount of the General Claims Escrow Fund then in its possession until a General Claims Determination with respect to such claim has occurred, unless the Escrow Agent is subsequently notified by the Buyer that the maximum possible amount of such claim is less than the entire amount of the General Claims Escrow Fund, in which case the Escrow Agent thereafter shall hold a portion of the General Claims Escrow Fund equal to the maximum possible amount of such claim as set forth in such subsequent notice in escrow until a General Claims Determination with respect to such claim has occurred. In the case of any claim, the maximum possible amount of which is not reasonably ascertainable by the Buyer at the time the Notice of such claim is given, the Buyer shall notify the Escrow Agent and the Seller Representative of the amount of such claim promptly after such amount becomes reasonably ascertainable by the Buyer.

                  (ii) The Notice given to the Escrow Agent and the Seller Representative pursuant to paragraph 4(b)(i) above shall set forth a description of such claim, the clause of Section 8.2 of the Stock Purchase Agreement pursuant to which the claim is made, the amount thereof if reasonably ascertainable by the Buyer (or a statement that the amount thereof is not then reasonably ascertainable by the Buyer and the basis for such statement) and whether or not such claim arises from the assertion of liability by a third party.

                  (iii) For the purpose of this Agreement, a "General Claims Determination" shall mean, with respect to a claim by the Buyer under Section
8.2 of the Stock Purchase Agreement, (A) a written compromise or settlement of such claim signed by the Buyer and the Seller Representative specifying an amount owing, if any, to the Buyer, (B) a binding judgment of a court of competent jurisdiction in the United States of America or elsewhere (the time for appeal having expired and no appeal having been perfected) in favor of the Buyer and against the applicable Seller or Sellers with respect to such claim, or (C) a binding judgment of a court of competent jurisdiction in the United States of America or elsewhere (the time for appeal having expired and no appeal having been perfected) in favor of the applicable Seller or Sellers and against the Buyer with respect to such claim.

                  (iv) Within two (2) business days following notice of a General Claims Determination, the Escrow Agent shall either (A) in the case of a General Claims Determination described in clause (A) or (B) of paragraph 4(b)(iii) above, disburse to the Buyer from the General Claims Escrow Fund the amount owing to the Buyer as set forth in such General Claims Determination, or
(B) in the case of a General Claims Determination described in clause (C) of paragraph 4(b)(iii) above, release back into the General Claims Escrow Fund the portion of the funds held pursuant to Section 4(b)(i) above, as applicable, which relate to such claim as set forth in the General Claims Determination; provided, however, that if the General Claims Escrow Expiration Date would have occurred but for the amounts held aside from the General Claims Escrow Fund pursuant to Section 4(b)(i) above, as applicable, such amounts will be disbursed by the Escrow Agent to the Seller Representative (on behalf of the Sellers pro rata in accordance with their respective Seller's Fraction).

                  (v) In the event the Closing Adjustment has been finally determined pursuant to Section 1.3(b) of the Stock Purchase Agreement, and as a result of such determination the Sellers are required to pay the Closing Adjustment pursuant to Section 1.6(d) of the Stock Purchase Agreement, then the Buyer may, at its option, notify the Escrow Agent in writing (a copy of which the Buyer shall at the same time also provide to the Seller Representative) of the amount of the Closing Adjustment, which notice (such notice, a "Closing Adjustment Notice") shall also include (i) either (x) if the Closing Adjustment was determined by the Arbitrator, a true and correct copy of the Arbitrator's decision or (y) if the Closing Adjustment was determined by mutual agreement of the Buyer and the Seller Representative, a jointly executed escrow release instruction of the Buyer and the Seller Representative, and (ii) a certification by the Buyer as to the amount of the Closing Adjustment which is owed to the Buyer but has not yet been paid by the Sellers (the "Closing Adjustment Escrow Payment Amount"). When the Escrow Agent has received the Closing Adjustment Notice, the Escrow Agent shall, on the fifth (5th) business day following receipt of such notice (the "Closing Adjustment Escrow Release Date"), release to the Buyer from the General Claims Escrow Fund the Closing Adjustment Escrow Payment Amount.

                  (vi) In the event that the Sellers are the Indemnifying Party with respect to a Third Party Claim pursuant to Section 8.2 of the Stock Purchase Agreement and the Seller Representative has assumed the defense thereof under Section 8.2(g) or Section 8.4 of the Stock Purchase Agreement, any of their reasonable out-of-pocket costs and expenses in connection with the defense of such Third Party Claim shall be advanced from the General

Claims Escrow Fund, and the Buyer and the Seller Representative shall execute any joint written direction to the Escrow Agent and otherwise cooperate with the other in obtaining such advance or advances of funds.

                  (vii) The General Claims Escrow Fund created pursuant to this Agreement shall terminate (the "General Claims Escrow Expiration Date") upon the earlier to occur of (i) the date of distribution of the entire balance of the General Claims Escrow Fund to the Buyer (or its designees) pursuant to this Section 4(b), and (ii) December 31, 2006, except with respect to any pending claim(s) filed on or prior to such date against the General Claims Escrow Fund pursuant to a Notice under Section 4(b)(i) hereof (each, a "Pending Claim"), in which event the General Claims Escrow Fund shall terminate upon resolution of all such Pending Claims and the payments of all amounts required to be made from the General Claims Escrow Fund with respect thereto. On the General Claims Escrow Expiration Date, the balance of the General Claims Escrow Fund, if any, shall be disbursed to the Seller Representative (on behalf of the Sellers pro rata in accordance with their respective Seller's Fraction).

         (c)      Tax Escrow Fund.

                  (i) At any time, and from time to time, during the period from the Closing through the Tax Escrow Expiration Date (as defined in Section 4(c)(v) hereof), the Buyer may give to the Escrow Agent and the Seller Representative one or more notices (each, a "Tax Escrow Notice") that the Buyer determines in good faith that it or the Company or any Subsidiary is entitled to receive payment from the Sellers pursuant to the indemnification obligations of Sellers under Section 8.2(d) of the Stock Purchase Agreement to the extent such obligation relates to sales or use Tax of the Company or any Subsidiary attributable to any Pre-Closing Tax Period. Upon receipt of a Tax Escrow Notice, the Escrow Agent shall: (A) if such Tax Escrow Notice sets forth the amount of a claim reasonably estimated in the good faith opinion of the Buyer, hold a portion of the Tax Escrow Fund equal to the amount of such claim as set forth in such Tax Escrow Notice (or, if the amount set forth exceeds the entire amount of the Tax Escrow Fund, the entire amount of the Tax Escrow Fund) in escrow until receiving notice of a Tax Determination (as defined in paragraph 4(c)(iii) below) with respect to such claim, or (B) if such Tax Escrow Notice states, in the good faith opinion of the Buyer, that the maximum possible Losses which may arise from such claim are not reasonably ascertainable by the Buyer, the Escrow Agent shall hold the entire amount of the Tax Escrow Fund then in its possession until a Tax Determination with respect to such claim has occurred, unless the Escrow Agent is subsequently notified by the Buyer that the maximum possible amount of such claim is less than the entire amount of the Tax Escrow Fund, in which case the Escrow Agent thereafter shall hold a portion of the Tax Escrow Fund equal to the maximum possible amount of such claim as set forth in such subsequent notice in escrow until a Tax Determination with respect to such claim has occurred. In the case of any claim, the maximum possible amount of which is not reasonably ascertainable by the Buyer at the time the Tax Escrow Notice of such claim is given, the Buyer shall notify the Escrow Agent and the Seller Representative of the amount of such claim promptly after such amount becomes reasonably ascertainable by the Buyer.

                  (ii) The Tax Escrow Notice given to the Escrow Agent and the Seller Representative pursuant to paragraph 4(c)(i) above shall set forth a description of such claim and the amount thereof if reasonably ascertainable by the Buyer (or a statement that the amount thereof is not then reasonably ascertainable by the Buyer and the basis for such statement).

                  (iii) For the purpose of this Agreement, a "Tax Determination" shall mean, with respect to a claim by the Buyer under Section 8.2(d) of the Stock Purchase Agreement to the extent such claim relates to sales or use Tax of the Company or any Subsidiary attributable to any Pre-Closing Tax Period, (A) a written compromise or settlement of such claim signed by the Buyer and the Seller Representative specifying an amount owing, if any, to the Buyer,
(B) (1) a binding judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) in favor of the Buyer and against the applicable Seller or Sellers with respect to such claim or (2) a binding written settlement with the applicable state taxing authority or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) to the extent in favor of a state taxing authority and against the Company or applicable Subsidiary with respect to such claim, or (C) (1) a binding judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) in favor of the applicable Seller or Sellers and against the Buyer with respect to such claim or (2) a binding written settlement with the applicable state taxing authority or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been perfected) to the extent in favor of the Company or any Subsidiary and against a state taxing authority with respect to such claim.

                  (iv) Within ten (10) business days following notice of a Tax Determination, the Escrow Agent shall either (A) in the case of a Tax Determination described in clause (A) or (B) of paragraph 4(c)(iii) above, disburse to the Buyer from the Tax Escrow Fund the amount owing to the Buyer as set forth in such Tax Determination, or (B) in the case of a Tax Determination described in clause (C) of paragraph 4(c)(iii) above, release back into the Tax Escrow Fund the portion of the funds held pursuant to Section 4(c)(i) above which relate to such claim as set forth in the Tax Determination; provided, however, that if the Tax Escrow Expiration Date would have occurred but for the amounts held aside from the Tax Escrow Fund pursuant to Section 4(c)(i) above, such amounts will be disbursed by the Escrow Agent to the Seller Representative (on behalf of the Sellers pro rata in accordance with their respective Seller's Fraction).

                  (v) The Tax Escrow Fund created pursuant to this Agreement shall terminate (the "Tax Escrow Expiration Date") upon the earlier to occur of (A) the date of distribution of the entire balance of the Tax Escrow Fund to the Buyer (or its designees) pursuant to this Section 4(c), and (B) July __, 2008, except with respect to any pending claim(s) filed on or prior to such date against the Tax Escrow Fund pursuant to a Tax Escrow Notice under Section 4(c)(i) hereof (each, a "Pending Claim"), in which event the Tax Escrow Fund shall terminate upon resolution of all such Pending Claims and the payments of all amounts required to be made from the Tax Escrow Fund with respect thereto. On the Tax Escrow Expiration Date, the balance of the Tax Escrow Fund, if any, shall be disbursed to the Seller Representative (on behalf of the Sellers pro rata in accordance with their respective Seller's Fraction).

                  (vi) In the event the Buyer is entitled to indemnification for Losses under Section 8.2(d) of the Stock Purchase Agreement to the extent such obligation relates to sales or use Tax of the Company or any Subsidiary attributable to any Pre-Closing Tax Period, the Buyer may seek payment for up to $250,000 of such Losses from the General Claims Escrow Fund prior to seeking payment from the Tax Escrow Fund, but otherwise must first seek payment for such Losses from the funds contained in the Tax Escrow Fund prior to filing any Notice pursuant to Section 4(b)(i) or otherwise seeking any such payment from the General Claims Escrow Fund.

                  (vii) In the event the Buyer, the Company or any Subsidiary receives an invoice for payment from any state taxing authority for sales or use Tax of the Company or any Subsidiary attributable to any Pre-Closing Tax Period for which the Sellers have an indemnification obligation under Section 8.2(d) of the Purchase Agreement, which invoice under applicable law, regulations or judicial or administrative decisions, notices or pronouncements cannot be contested unless such sales or use Tax is first paid in whole or in part, then the Buyer shall provide the Seller Representative with a copy of such invoice together with a draft written joint direction to the Escrow Agent requesting payment from the Tax Escrow Fund for Losses consistent with such invoice (collectively, a "Tax Escrow Indemnification Request"). Provided such Tax Escrow Indemnification Request complies with the terms of this Agreement and the Purchase Agreement, including without limitation setting forth Losses for which the Sellers have an indemnification obligation under Section 8.2(d) of the Purchase Agreement, then no later than ten (10) business days following receipt of such Tax Escrow Indemnification Request, the Seller Representative shall execute a joint written direction with the Buyer requesting payment for such Losses. The Buyer shall then submit such joint written direction to the Escrow Agent for payment in accordance with the terms of this Agreement.

         5.       Settlement of Disputes.

                  Any dispute which may arise under this Agreement (which for the avoidance of doubt does not include any underlying claim that gave rise to the right to indemnification under the Stock Purchase Agreement) with respect to the delivery and/or ownership or right of possession of the Escrow Funds or any part thereof, or the duties of the Escrow Agent hereunder, shall be settled either by mutual agreement of the Buyer and the Seller Representative (evidenced by appropriate instructions in writing to the Escrow Agent, signed by such parties) or by a binding arbitration award or a final order, decree or judgment of any appropriate court located in the State of New York (the time for appeal having expired and no appeal having been perfected), each party or parties, other than the Escrow Agent, bearing its own costs and expenses with respect to the dispute. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. Prior to the settlement of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, that portion of the amount of the Escrow Funds which is the subject of such dispute.

         6.       Termination of Escrow Agreement.

                  This Agreement shall terminate on the later to occur of the General Claims Escrow Expiration Date and the Tax Escrow Expiration Date.

         7.       Concerning the Escrow Agent.

         (a) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent may consult with counsel and shall have no liability hereunder except for its own gross negligence or willful misconduct. It may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper person or persons and shall not be responsible for ascertaining the validity of any such notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument that it reasonably believes to be genuine and to have been signed or presented by a proper person or persons.

         (b) The Escrow Agent shall have no duties with respect to any agreement or agreements with respect to any or all of the Escrow Funds other than as provided in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. Notwithstanding any provision to the contrary contained in any other agreement, the Escrow Agent shall have no interest in the Escrow Funds except as provided in this Agreement.

         (c) So long as the Escrow Agent shall have any obligation to pay any amount to the Seller Representative and/or the Buyer from the Escrow Funds hereunder, the Escrow Agent shall keep proper books of record and account, in which full and correct entries shall be made of all receipts, disbursements and investment activity in the Escrow Account.

         (d) The Escrow Agent shall not be bound by any modification of this Agreement affecting the rights, duties and obligations of the Escrow Agent, unless such modification shall be in writing and signed by the other parties hereto, and the Escrow Agent shall have given its prior written consent thereto. The Escrow Agent shall not be bound by any other modification of this Agreement unless the Escrow Agent shall have received written notice thereof.

         (e) The Escrow Agent may resign as escrow agent at any time by giving forty-five (45) days written notice by registered or certified mail to the Buyer and the Seller Representative and such resignation shall take effect at the end of such forty-five (45) days or upon earlier appointment of a successor. A successor escrow agent hereunder may be appointed by designation in writing signed by the Buyer and the Seller Representative. The Buyer and the Seller Representative undertake to utilize their reasonable efforts to arrange for the appointment of a successor escrow agent. If any instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within sixty (60) days after the giving of such notice of resignation, the resigning Escrow Agent may, at the shared expense of the Buyer, on the one hand, and the Sellers, on the other, petition any court of competent jurisdiction for the appointment of a successor escrow agent.

         (f) If at any time hereafter the Escrow Agent shall resign, be removed, be dissolved or otherwise become incapable of acting, or the bank or trust company acting as the

Escrow Agent shall be taken over by any government official, agency, department or board, or the position of the Escrow Agent shall become vacant for any of the foregoing reasons or for any other reason, the Buyer and the Seller Representative shall appoint a successor escrow agent to fill such vacancy.

         (g) Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Buyer and the Seller Representative an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further act, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to its successor. Each predecessor escrow agent shall be paid any outstanding fees and expenses prior to transferring all property and moneys held by it to a successor escrow agent.

         (h) The fee charged by the Escrow Agent for performing its services hereunder shall be paid one-half by the Buyer and one-half by the Sellers. Except as provided in Section 7(i), the Buyer, on the one hand, and the Sellers, on the other, shall share equally any reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in performing its duties hereunder. This covenant shall survive termination of this Agreement.

         (i) The Buyer and the Sellers shall, jointly and severally, indemnify and hold the Escrow Agent harmless from and against any and all expenses (including reasonable attorneys' fees), liabilities, claims, damages, actions, suits or other charges ("Agent Claims") incurred by or assessed against the Escrow Agent for any act or omission by the Escrow Agent in the performance of the Escrow Agent's duties hereunder, except such which result from the Escrow Agent's bad faith, gross negligence or willful misconduct. With respect to any Agent Claims payable hereunder, the Buyer and the Sellers agree that between them, such Agent Claims shall be paid one-half by the Buyer and one-half by the Sellers. This indemnity shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

         (j) The Escrow Agent's fees shall be as set forth on Exhibit B hereto.

         (k) The parties to this Agreement hereby authorize the Escrow Agent to disburse funds from the Escrow Funds in accordance with the provisions of this Section 7(k). Any disbursement hereunder shall be made by the Escrow Agent by issuing a check or checks or, in the event of a single disbursement in excess of $100,000 to a single payee, by fedwire transfer, as designated by such payee in an original writing, signed and delivered to the Escrow Agent. Such writing shall indicate the Escrow Funds account name and number and (i) in the case of check(s), the name of each payee and the amount payable to such payee and (ii) in the case of a fedwire transfer, the name and account number of the recipient, the name, address and ABA routing number of the recipient's bank and the amount to be transferred to such recipient. In the case of fedwire transfers instructions, the Escrow Agent is expressly authorized to rely on the account numbers and ABA routing numbers identified in the written instructions.

         8.       Miscellaneous.

         (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail to such party's address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 8(a).

         (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

         (d) Section headings contained herein have been inserted for reference purposes only and shall not be construed as part of this Agreement.

         (e) This Agreement may be modified or amended only by a written instrument duly executed by the Buyer, the Seller Representative and the Escrow Agent or their respective successors or permitted assigns.

         (f) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by facsimile transmission during normal business hours, in each case to the parties at the following addresses:

                  (i)      if to the Buyer:

                           Interline Brands, Inc.
                           801 West Bay Street
                           Jacksonville, FL  32204
                           Telecopier:  (904) 421-1400
                           Attention:  Laurence W. Howard, Esq., General Counsel

                           with a copy to:

                           Dechert LLP
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103
                           Telecopier:  (215) 994-2177
                           Attention:  David S. Denious, Esq.

                  (ii)     if to the Sellers or the Seller Representative:

                           c/o Harbour Group Industries, Inc.
                           7701 Forsyth Boulevard, Suite 600
                           St. Louis, Missouri  63105
                           Telecopier:  (314) 727-9912
                           Attention:  Samuel A. Hamacher, Executive Vice
                                       President

                           with a copy to:

                           Dickstein Shapiro Morin & Oshinsky LLP
                           2101 L Street, NW
                           Washington, DC  20037
                           Telecopier:  (202) 887-0689
                           Attention:  Ira H. Polon, Esq.

                  (iii)    if to the Escrow Agent:

                           LaSalle Bank National Association
                           135 South LaSalle Street
                           Suite 1960
                           Chicago, Illinois  60603
                           Telecopier:  (312) 904-2236
                           Attention:  Erik R. Benson
                                       Corporate Trust Administration
or to such other addresses or persons as any party may have furnished to the other parties in writing, in accordance herewith; provided, however, that notices to the Escrow Agent shall be deemed effective only upon receipt.

         (g) The Escrow Agent shall not be liable to pay any tax on any income earned on the Escrow Funds, it being the understanding of the parties that such tax shall be the responsibility of the Sellers. The name, address and tax identification number of each of the Sellers is set forth on Exhibit A attached hereto. All necessary tax information forms will be filed by the Escrow Agent with the appropriate taxing authority. Such forms will allocate all income earned on the Escrow Funds to the Sellers pro rata in accordance with each Seller's Fraction, which is set forth on Exhibit A hereto.

         (h) If any party hereto refuses to comply with, or at any time violates or attempts to violate, any term, covenant or agreement contained in this Agreement, including without limitation any covenant or agreement contained in Section 4 hereof, any other party hereto may, by injunctive action, compel the defaulting party to comply with, or refrain from violating, such term, covenant or agreement, and may, by injunctive action, compel specific performance of the obligations of the defaulting party.

         (i) This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

         (j) Pursuant to Section 9.8 of the Stock Purchase Agreement, each Seller has irrevocably appointed Harbour Group IV Management Co., L.L.C., a Delaware limited liability company, as the Seller Representative, to act as such Seller's attorney-in-fact and agent in connection with the execution and performance of this Agreement and the Stock Purchase Agreement to the extent provided for in Section 9.8 of the Stock Purchase Agreement.

                  [Remainder Of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed and delivered as of the date first above written.


                                         SELLER REPRESENTATIVE:

                                         HARBOUR GROUP IV MANAGEMENT CO., L.L.C.

                                         By:
                                              ---------------------------------
                                              Name:
                                              Title:


                                         SELLERS:

                                         HARBOUR GROUP INVESTMENTS IV, L.P.

                                         By:  HARBOUR GROUP IV MANAGEMENT
                                              CO., L.L.C., its general partner

                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:


                                         CCS-HGI ASSOCIATES, L.P.

                                         By:  HARBOUR GROUP INDUSTRIES, INC.,
                                              its general partner

                                              By:
                                                  -----------------------------
                                                  Name:
                                                  Title:



                    [Signature Page to the Escrow Agreement]

                                         --------------------------------------
                                         Robert T. Daniels



                                         --------------------------------------
                                         Luann B. Morton



                                         --------------------------------------
                                         Gregory Polakow



                                         --------------------------------------
                                         Shannon Palmer



                                         BUYER:

                                         INTERLINE BRANDS, INC.


                                         By:
                                              ---------------------------------
                                              Name:
                                              Title:


                                         ESCROW AGENT:

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         solely as Escrow Agent hereunder and
                                         not in its individual capacity


                                         By:
                                              ---------------------------------
                                              Erik R. Benson
                                              First Vice President

                                                                       EXHIBIT A


                                 List of Sellers


Name and Address                             Tax Identification No.      Seller's Fraction
----------------                             ----------------------      -----------------

Harbour Group Investments IV, L.P.                 43-1839705                 78.81%
c/o Harbour Group Industries, Inc.
7701 Forsyth Boulevard
St. Louis, Missouri 63105

CCS-HGI Associates, L.P.                           43-1893890                  8.36%
c/o Harbour Group Industries, Inc.
7701 Forsyth Boulevard
St. Louis, Missouri  63105

Robert T. Daniels                                  ###-##-####                 11.3%
1734 Jasmine, Villa #4
Fairfield, Iowa  52556

Luann B. Morton                                    ###-##-####                 0.5%
Route 3
Fairfield, Iowa  52556

Gregory Polakow                                    ###-##-####                 0.5%
402 S. Main Street
Fairfield, Iowa  52556

Shannon Palmer                                     ###-##-####                 0.5%
204 W. Washington
Fairfield, Iowa  52556

                                                                       EXHIBIT B

                                SCHEDULE OF FEES


Escrow Agent Administration Fee:            $   3,900.00

THE ESCROW AGENT ADMINISTRATION FEE IS DUE UPON EXECUTION OF THE ESCROW
AGREEMENT.

Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

SHAREHOLDER SERVICING PAYMENTS: Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund's 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund's prospectus that will be provided to you.

REVENUE SHARING PAYMENTS: Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account's money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account's investments is available upon request.

All out-of-pocket expenses will be billed at the Escrow Agent's cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

                                                                       EXHIBIT D

Copperfield Chimney Supply

Working Capital Accounts

                                                           APRIL, 30, 2005
              BALANCE SHEET CAPTION       ACCOUNT #            BALANCE
              -----------------------  -----------------  --------------------
Cash
              Cash                             1011.900                     -
              Cash                             1016.900                680.80
              Cash                             1010.600                 (0.01)
              Cash                             1014.000             20,824.19
              Cash                             1015.000                 (0.01)
              Cash                             1060.000              2,517.88
              Cash                             1065.000                 23.28
              Cash                             1080.000             53,674.55
              Cash                             1090.000              4,940.65
              Cash                             1140.000             94,719.07
              Cash                             1180.000              1,816.39
                                                          --------------------
                                                                   179,196.79
                                                          ====================
A/R
              A/R - Trade                      1210.900                  3.77
              A/R - Trade                      1210.000          3,455,635.19
              A/R - Trade                      1212.000            (32,775.52)
              A/R - Trade                      1360.000             (3,302.77)
              A/R - Trade                      1370.000                163.98
              A/R - Trade                      1380.000                617.68
              A/R - Trade                      1390.000           (144,588.97)
              A/R - Trade                      1395.000            (16,525.89)
              A/R - Trade                      1400.000                481.60
              A/R - Trade                      1210.700            624,871.66
                                                          --------------------
                                                                 3,884,580.73

              Doubtful accounts                1430.000           (150,849.07)
              Doubtful accounts                1430.700             (1,495.46)
                                                          --------------------
                                                                  (152,344.53)

              Other allowances                 1396.000           (100,000.00)

              Other Receivables                1470.900                402.18
              Other Receivables                1475.900              2,894.44
              Other Receivables                1462.000              7,124.08
              Other Receivables                1470.000            121,390.28
              Other Receivables                1470.700             (2,641.33)
                                                          --------------------
                                                                   129,169.65

                                  Total A/R, net                 3,761,405.85
                                                          ====================

Inventory
              Raw Materials                    1501.900            626,606.33

              Work in Progress                 1502.900              8,312.49

              Finished Goods                   1503.900             50,866.09
              Finished Goods                   1510.000            363,285.23
              Finished Goods                   1515.000          1,204,524.45
              Finished Goods                   1525.000            875,311.80
              Finished Goods                   1530.000          1,015,971.78
              Finished Goods                   1540.000          1,445,188.07
              Finished Goods                   1550.000          1,381,075.59
              Finished Goods                   1554.000             12,661.84
              Finished Goods                   1556.000             23,831.85
              Finished Goods                   1570.000              2,328.71
                                                          --------------------
                                                                 6,375,045.41

              Allowance Quantity and Cost adj. 1555.000            147,432.29

              Allowance-Surplus and obsolete   1504.900            (15,000.00)
              Allowance-Surplus and obsolete   1504.100           (472,144.05)
                                                          --------------------
                                                                  (487,144.05)

              Allowance for LIFO Adjustment    1560.000           (335,368.00)

              Other Adjustments                1557.000             32,500.00
              Other Adjustments                1562.000            164,983.00
                                                          --------------------
                                                                   197,483.00

                                  Total inventory, net           6,532,367.47
                                                          ====================

              Prepaid expenses                    1600.900         35,971.24
              Prepaid expenses                    1911.900          7,924.74
              Prepaid expenses                    1912.900         28,046.50
              Prepaid expenses                    1955.900        (35,971.24)
              Prepaid expenses                    1600.100        124,299.04
              Prepaid expenses                    1920.000         22,522.26
              Prepaid expenses                    1925.000          2,193.94
              Prepaid expenses                    1926.000                 -
              Prepaid expenses                    1930.000         11,199.08
              Prepaid expenses                    1940.000        112,689.54
              Prepaid expenses                    1955.100       (124,299.04)
                                                             ----------------
                                                                  184,576.06
-----------------------------------------------------------------------------
Total Current Assets                                           10,657,546.17
-----------------------------------------------------------------------------

Accounts Payable
              Accounts Payable                    2020.900         40,456.16
              Accounts Payable                    2100.000      1,449,249.94 (a)
              Accounts Payable                    2100.100        114,859.16
              Accounts Payable                    2642.000        524,631.68
              Accounts Payable                    2020.700            129.30
                                                             ----------------
                                                                2,129,326.24
                                                             ================

              Taxes Withheld                      2360.900          4,311.99
              Taxes Withheld                      2350.000            342.66
              Taxes Withheld                      2360.000         10,095.00
              Taxes Withheld                      2435.000           (120.54)
                                                             ----------------
                                                                   14,629.11
                                                             ================

Accrued Sal, Wages, Com
              Accrued Sal, Wages, Com             2024.900         18,093.88
              Accrued Sal, Wages, Com             2025.900         48,272.04
              Accrued Sal, Wages, Com             2159.000        189,611.19
              Accrued Sal, Wages, Com             2160.000         59,663.93
              Accrued Sal, Wages, Com             2161.000         (4,275.73)
                                                             ----------------
                                                             ----------------
                                                                  311,365.31
                                                             ================

Accrued pension expense (401(k))
              Accrued pension expense (401(k))    2177.900            182.19
              Accrued pension expense (401(k))    2177.600            542.47
              Accrued pension expense (401(k))    2175.000            336.42
              Accrued pension expense (401(k))    2177.000             33.29
              Accrued pension expense (401(k))    2180.000         86,000.00
                                                             ----------------
                                                                   87,094.37
                                                             ================

Accrued Taxes Other
              Accrued Taxes Other                 2186.000          2,088.09
              Accrued Taxes Other                 2188.000                 -
              Accrued Taxes Other                 2189.000                 -
              Accrued Taxes Other                 2190.000              1.85
              Accrued Taxes Other                 2194.000              8.30
              Accrued Taxes Other                 2209.000           (346.55)
              Accrued Taxes Other                 2215.000          1,956.34
              Accrued Taxes Other                 2220.000            (67.81)
              Accrued Taxes Other                 2240.000          3,411.80
              Accrued Taxes Other                 2250.000          6,686.02
              Accrued Taxes Other                 2260.000          6,775.99
              Accrued Taxes Other                 2270.000           (144.88)
              Accrued Taxes Other                 2280.000          3,789.91
              Accrued Taxes Other                 2290.000            820.35
              Accrued Taxes Other                 2450.000             (0.01)
              Accrued Taxes Other                 2462.000              9.01
              Accrued Taxes Other                 2485.000            128.86
              Accrued Taxes Other                 2500.000             (0.11)
              Accrued Taxes Other                 2200.700             (5.73)
                                                             ----------------
                                                                   25,111.43
                                                             ================

Other liabilities
              Other liabilities                   2023.900         50,750.00
              Other liabilities                   2032.900             78.60
              Other liabilities                   2181.900          4,399.12
              Other liabilities                   2035.000         26,248.99
              Other liabilities                   2117.000        457,938.21
              Other liabilities                   2118.000         (5,324.50)
              Other liabilities                   2120.000        147,186.65 (b)
              Other liabilities                   2121.000           (382.62)
              Other liabilities                   2181.000            607.32
              Other liabilities                   2023.700            (51.88)
                                                             ----------------
                                                                  681,449.89
                                                             ================

-----------------------------------------------------------------------------
Total current liabilities                                       3,248,976.35
-----------------------------------------------------------------------------

Net working capital (including cash)                            7,408,569.82

-----------------------------------------------------------------------------
Net working capital (excluding cash)                            7,229,373.03
-----------------------------------------------------------------------------

(a) - Balance presented excludes $380,030 of Harbour Group management fees.
(b) - Balance presented excludes $109,426 of Harbour Group management fees.


EXCLUDED ACCOUNTS FROM CURRENT ASSETS AND CURRENT LIABILITIES

Other Receivables (Def Tax Asset)
              Other Receivables (Def Tax Asset)   1590.100        425,136.00

Liabilities-Fed Inc. Taxes
              Liabilities-Fed Inc. Taxes          2810.900        (58,334.00)
              Liabilities-Fed Inc. Taxes          2810.000       (258,521.33)
              Liabilities-Fed Inc. Taxes          2810.700        638,000.00
              Liabilities-Fed Inc. Taxes          2811.700         (6,000.00)
                                                             ----------------
                                                                  315,144.67
                                                             ================
Capital leases-Current
              Capital leases-Current              2026.900        145,063.21
              Capital leases-Current              2026.100         93,968.47
              Capital leases-Current              2026.300        242,946.88
                                                             ----------------
                                                                  481,978.56
                                                             ================
Accrued Interest
              Accrued interest                    2162.000         35,550.52
              Accrued interest                    2163.000          1,368.86
              Accrued interest                    2164.000         14,532.17
              Accrued interest                    2165.000        182,700.98
              Accrued interest                    2167.000        103,165.23
              Accrued interest                    2167.001         86,121.54
              Accrued interest                    2167.003         29,452.89
                                                             ----------------
                                                                  452,892.19
Current portion of LT Debt
              Current portion of LT Debt          2638.000      1,625,000.00
              Current portion of LT Debt          2639.000        100,000.00
                                                             ----------------
                                                                1,725,000.00
                                                             ================